EXHIBIT 10.1

ACQUISITION AGREEMENT
by and between
TEKELEC
and
GENBAND Inc.
dated as of March 20, 2007

i

Page
Section 12.10 Governing Law	72
Section 12.11 Specific Performance	72
Section 12.12 Entire Agreement	72
Section 12.13 Amendment, Modification and Waiver	72
Section 12.14 Counterparts	73

Schedules

Schedule 1.1(a)	Santera Products
Schedule 1.1(b)	Taqua Products
Schedule 1.1(c)(i)	Seller Knowledge
Schedule 1.1(c)(ii)	Buyer Knowledge
Schedule 1.1(d)	Transferred Intellectual Property
Schedule 1.1(e)	Transferred Technology
Schedule 1.1(f)	VocalData Products
Schedule 2.2(a)(i)	Assigned Customer Agreements
Schedule 2.2(a)(ii)	Other Business Contracts
Schedule 2.2(c)	Receivables
Scheduled 2.2(d)	Personal Property
Schedule 2.2(e)	Trademarks
Schedule 2.3(a)	Excluded Assets
Schedule 2.5(a)	Excluded Liabilities
Schedule 8.8(a)	Restructuring Schedule
Section 8.16	Shared Contracts
Schedule 8.17	Part Numbers of Products

Seller Disclosure Schedule

Schedule 5.1	Subsidiaries
Schedule 5.6	Unaudited Financial Statements
Schedule 5.7	Product Warranties and Guarantees
Schedule 5.8(d)	Absence of Material Adverse Changes
Schedule 5.9	Title, Ownership and Related Matters
Schedule 5.10(a)	Leases for Real Property
Schedule 5.11(b)	Certain Contracts Related to Business Intellectual Property or Business Technology
Schedule 5.11(f)(i)	Registered Intellectual Property
Schedule 5.11(f)(ii)	Actions or Claims Related to Registered Intellectual Property Rights
Schedule 5.11(g)	Intellectual Property Claims
Schedule 5.11(i)	Licensed Intellectual Property
Schedule 5.12	Litigation
Schedule 5.14	Certain Contracts and Arrangements
Schedule 5.15	Business Employees
Schedule 5.16(a)	Employee Benefit Plans
Schedule 5.16(c)	Certain Contribution Matters
Schedule 5.17(a)	Tax Return
Schedule 5.17(b)	Payment of Taxes
Schedule 5.17(d)	Tax Deficiencies
Schedule 5.17(i)	Tax Jurisdictions
Schedule 5.20	Insurance Policies
Schedule 5.22	Banks, Powers of Attorney; Guarantees

v

Schedule 5.23(a)	Customers and Suppliers
Schedule 5.24	Related Party Transactions

Exhibits
Exhibit A	Form of Patent Assignment
Exhibit B	Form of Trademark Assignment
Exhibit C	Form of Escrow Agreement
Exhibit D	Form of General Assignment, Assumption Agreement, and Bill of Sale
Exhibit E	Form of Legal Opinion of Seller’s Counsel
Exhibit F	Form of Legal Opinion of Buyer’s Counsel

ACQUISITION AGREEMENT
     THIS ACQUISITION AGREEMENT (this “Agreement”) is made and entered into as of March 20, 2007, by and between Tekelec, a California corporation (“Seller”), and GENBAND Inc., a Delaware corporation (“Buyer”). Capitalized terms used herein shall have the respective meanings given to them in Article I.
RECITALS
     A. The Companies are directly engaged in, and Seller is, among other things, engaged in, the Business.
     B. Seller desires to sell, transfer and assign to Buyer, and Buyer desires to purchase and accept from Seller, (i) all of the issued and outstanding membership interest (the “Santera Interest”) of Santera Systems LLC, a Delaware limited liability company and wholly owned subsidiary of Seller (“Santera”), (ii) all of the issued and outstanding capital stock of Taqua, Inc., a Delaware corporation and wholly owned subsidiary of Seller (“Taqua” and, together with Santera, the “Companies” and each a “Company”), which capital stock is comprised of one share of Common Stock, par value $0.01 per share, of Taqua (the “Taqua Share”), and (iii) the Purchased Assets, including that portion of the Business that previously was conducted through VocalData, Inc., all in consideration of the Purchase Price and the assumption by Buyer of the Assumed Liabilities, and all on the terms and conditions set forth herein and in the Transaction Documents.
     C. Concurrently with the execution of this Agreement, Seller and Buyer are entering into the License Agreement and the Transition Services Agreement.
     NOW THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions set forth below, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE I.
DEFINITIONS
          Section 1.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the respective meanings set forth below:
          “Affiliate” shall have the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended; provided, further, that for purposes of this definition, “control” shall mean the possession of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities, by Contract, or otherwise.
          “Agreement” has the meaning set forth in the preamble of this Agreement.

          “Assigned Customer Agreements” has the meaning set forth in Section 2.2(a)(i) hereof.
          “Assumed Liabilities” has the meaning set forth in Section 2.4.
          “BayPackets Issuance” has the meaning set forth in Section 3.1(a)(i).
          “Business” shall mean Seller’s Switching Solutions Group business as conducted on the date of this Agreement, comprised of the development, manufacture, sale, marketing, support and services performed by the Companies and Seller related primarily to the Santera Products, the Taqua Products, and/or the VocalData Products.
          “Business Employees” has the meaning set forth in Section 5.15.
          “Business Intellectual Property” means the Transferred Intellectual Property and the Licensed Intellectual Property taken together.
          “Business Technology” means the Transferred Technology and the Licensed Technology taken together.
          “Buyer” has the meaning set forth in the preamble of this Agreement.
          “Buyer Disclosure Schedule” has the meaning set forth in the introductory paragraph of Article VII.
          “Buyer Flexible Benefit Plan” has the meaning set forth in Section 8.8(f).
          “Buyer Financial Statements” has the meaning set forth in Section 7.17(a).
          “Buyer Indemnitees” has the meaning set forth in Section 11.2(a).
          “Buyer Intellectual Property” has the meaning set forth in Section 7.9(a).
          “Buyer Investment Shares” has the meaning set forth in Section 3.1(a).
          “Buyer Licensed Intellectual Property” has the meaning set forth in Section 7.9(c).
          “Buyer Material Adverse Effect” means a material adverse effect on the business, results of operations or financial condition of Buyer, taken as a whole, or on ability of Buyer to consummate the transactions contemplated by this Agreement, other than changes (a) relating to generally applicable economic conditions or to the industry in which the Buyer operates; (b) resulting from the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, including without limitation direct effects of compliance with the terms of this Agreement, including expenses incurred by Buyer and its Affiliates in consummating the transactions contemplated by this Agreement; or (c) relating to the public announcement of this Agreement or the transactions contemplated by this Agreement.

          “Buyer Software Programs” has the meaning set forth in Section 7.9(h).
          “Buyer Transaction Documents” has the meaning set forth in Section 7.3.
          “Cash” means cash and cash equivalents (including marketable securities and short-term investments) calculated in accordance with GAAP.
          “Change of Control” has the meaning set forth in Section 3.1(c)(ii).
          “Closing” has the meaning set forth in Section 3.2.
          “Closing Date” has the meaning set forth in Section 3.2.
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Common Stock” has the meaning set forth in Section 5.3.
          “Company” and “Companies” have the meaning set forth in the recitals to this Agreement.
          “Confidentiality Agreement” has the meaning set forth in Section 8.2(c).
          “Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking or obligation, whether written or oral.
          “Co-Sale Agreement” means that certain Ninth Amended and Restated First Refusal and Co-Sale Agreement among Buyer and certain securityholders of Buyer, as amended, and to which the Seller shall become a party on the Closing Date.
          “Damages” has the meaning set forth in Section 11.2(a).
          “Dilution Protection Right” has the meaning set forth in Section 3.1(a).
          “Dilution Protection Shares” has the meaning set forth in Section 3.1(a).
          “Disclosure Schedule” has the meaning set forth in Article V.
          “Distributions” has the meaning set forth in Section 4.2.
          “Employee” has the meaning set forth in Section 8.8(b).
          “End Time” has the meaning set forth in Section 8.10(b).
          “Environmental Laws” has the meaning set forth in Section 5.19(a).
          “Environmental Permits” has the meaning set forth in Section 5.19(b).

          “Equity Securities” means (a) with respect to any corporation, all shares, interests, participations or other equivalents of capital stock of such corporation, however designated, (b) with respect to any limited liability company, all limited liability company interests, membership interests or other equity interests in such limited liability company and (c) with respect to any partnership, all partnership interests or other equity interests in such partnership.
          “ERISA” has the meaning set forth in Section 5.16(a).
          “ERISA Affiliate” has the meaning set forth in Section 5.16(a).
          “Escrow Agreement” has the meaning set forth in Section 3.3(i).
          “Escrowed Shares” has the meaning set forth in Section 3.1(b).
          “Excluded Assets” has the meaning set forth in Section 2.3.
          “Excluded Liabilities” has the meaning set forth in Section 2.4.
          “GAAP” means generally accepted accounting principles, as in effect in the United States from time to time, applied on a basis consistent with the accounting methods, principles or practices, policies and standards of Seller or Buyer, as applicable.
          “GenBand Common Stock” has the meaning set forth in Section 7.2(a)(ii).
          “General Assignment and Bill of Sale” has the meaning set forth in Section 3.3(k).
          “Governmental Authority” means any federal, state, provincial or local government or governmental regulatory body and any of their respective subdivisions, agencies, instrumentalities, authorities or tribunals.
          “Hazardous Substances” has the meaning set forth in Section 5.19(a).
          “H-S-R Act” has the meaning set forth in Section 5.5.
          “Income Taxes” has the meaning set forth in Section 5.17(l)(i).
          “Indebtedness” of any Person means (1) indebtedness for borrowed money of such person (including any long-term or short-term portions thereof) and (2) any indebtedness secured by the assets of, or guaranteed by, such Person or evidenced by a note, bond, letter of credit, indenture or similar instrument; provided, however, that Indebtedness shall not be deemed to include accounts payable incurred in the ordinary course of business.
          “Indemnifying Party” has the meaning set forth in Section 11.4(a).
          “Indemnity Period” has the meaning set forth in Section 11.1(b).

          “Injured Party” has the meaning set forth in Section 11.4(a).
          “Intellectual Property Rights” means any or all of the following and all statutory and/or common law rights anywhere in the world, excluding any and all moral rights of authors which are incapable of assignment or transfer under applicable law, in, arising out of, or associated therewith: (i) all Patents; (ii) all inventions (whether patentable or not), invention disclosures and improvements, all trade secrets, proprietary information, know how and technology; (iii) all works of authorship, including derivative works, within the meaning of the United States Copyright Act, 17 U.S.C. §§ 101 et seq., copyrights, mask works, copyright and mask work registrations and applications therefor; (iv) all industrial designs and any registrations and applications therefor; (v) all Trademarks; (vi) all databases and data collections (including knowledge databases, customer lists and customer databases); (vii) all rights in Software; (viii) all other rights in or to any Technology; (ix) any similar, corresponding or equivalent rights to any of the foregoing; (x) all goodwill associated with any of the foregoing; and (xi) the right and power to assert, defend and recover title thereto and the right to sue for and recover damages for past, present and future infringement, misuse, misappropriation or other violation thereof.
          “Inventory” has the meaning set forth in Section 2.2(b).
          “Investors’ Rights Agreement” means that certain Ninth Amended and Restated Investors’ Rights Agreement among Buyer and certain securityholders of Buyer, as amended, and to which the Seller shall become a party on the Closing Date.
          “IRS” has the meaning set forth in Section 5.16(b).
          “Laws” means any federal, state, provincial or local statute, law, ordinance, decree, order, injunction, rule, directive, or regulation of any government or quasi-governmental authority (domestic or foreign), and includes rules and regulations of any regulatory or self-regulatory authority compliance with which is required by law.
          “Leases” has the meaning set forth in Section 5.10.
          “Legal Proceeding” has the meaning set forth in Section 5.12.
          “License Agreement” shall mean that certain License Agreement entered into as of the date of this Agreement between Buyer, on the one hand, and Seller, on the other hand, which License Agreement shall become effective upon the Closing.
          “Licensed Intellectual Property” means all Intellectual Property Rights owned or otherwise licensable by Seller, other than the Transferred Intellectual Property, which were used by one or more of Seller and the Companies in the operation of the Business prior to the Closing, and which would be infringed by the operation of the Business by Buyer and the Companies immediately after the Closing as conducted by Seller and the Companies prior to the Closing.
          “Licensed Technology” means the Technology owned or otherwise licensable by Seller, other than the Transferred Technology, which was used by one or more of Seller and the

Companies in the operation of the Business prior to the Closing, and which would be infringed by the operation of the Business by Buyer and the Companies immediately after the Closing as conducted by Seller and the Companies prior to the Closing.
          “Lien” means any lien, pledge, mortgage, deed of trust, security interest, attachment, levy, hypothecation, encumbrance, conditional sale agreement, reservation, title restriction or retention, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction, security arrangement or limitation whatsoever.
          “Material Adverse Effect” means a material adverse effect on the business, results of operations or financial condition of the Business, taken as a whole or on the ability of Seller to consummate the transactions contemplated by this Agreement, other than changes (a) relating to generally applicable economic conditions or to the industry in which the Business is operated (b) resulting from the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, including without limitation direct effects of compliance with the terms of this Agreement, including expenses incurred by Seller and its Affiliates in consummating the transactions contemplated by this Agreement; or (c) relating to the public announcement of this Agreement or the transactions contemplated by this Agreement.
          “Most Recent Balance Sheet” has the meaning set forth in Section 5.6.
          “Non-Income Taxes” has the meaning set forth in Section 5.17(l)(ii).
          “Notice of Claim” has the meaning set forth in Section 11.4(a).
          “Option Plan” has the meaning set forth in Section 7.2(c).
          “Patents” means patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof.
          “Permits” has the meaning set forth in Section 5.13(b).
          “Permitted Liens” has the meaning set forth in Section 5.9(d).
          “Person” means any natural person, partnership, joint venture, corporation, limited liability company, trust, unincorporated organization, Governmental Authority or other entity.
          “Plan” has the meaning set forth in Section 5.16(a).
          “Plano Facilities” shall mean the facilities of the Business located at 3601 E. Plano Parkway, Plano Texas and 3605 E. Plano Parkway, Plano Texas.
          “Plano Lease Assignment” shall mean a written Assignment of Lease and Consent by and among Buyer, Seller and Industrial Property Fund V, LP, in form and substance reasonably and mutually acceptable to each of Buyer and Seller, pursuant to which, among other things, Seller shall assign to Buyer all of Seller’s right, title and interest in and to that certain Industrial Lease Agreement dated April 18, 2000 between Industrial Property Fund V, LP and Seller, as amended by that certain (i) First Amendment to Industrial Lease Agreement dated June 15, 2000, (ii) Second Amendment to Industrial Lease Agreement dated effective as of August 21, 2000 and (iii) Third Amendment to Industrial Lease Agreement dated effective as of January 1, 2004, pursuant to which Seller leases from Industrial Property Fund V, LP the premises commonly known as Suite 100, 3605 Plano Parkway, Plano, Texas
          “Plano Sublease Assignment” shall mean a written Sublease Agreement between Seller, on the one hand, and Buyer, on the other hand, in form and substance reasonably and mutually acceptable to each of Buyer and Seller, pursuant to which, among other things, Seller shall sublease to Buyer through December 31, 2013, for a monthly base rent to be agreed to by the parties between signing and Closing covering approximately thirty-four thousand (34,000) square feet in the premises commonly known as Suite 100, 3601 East Plano Parkway, Plano, Texas, which premises are currently leased by Seller pursuant to that certain Lease dated June 15, 2004 between Seller and Cabot Industrial Properties, L.P., as amended by that certain (i) First Amendment to Lease dated October 26, 2004, (ii) Second Amendment to Lease dated March 2005 and (iii) Third Amendment to Lease dated October 12, 2006.
          “Post-Closing Tax Period” has the meaning set forth in 5.17(l)(iii).
          “Potential Financings” has the meaning set forth in Section 3.1(a)(2).
          “Pre-Closing Tax Period” has the meaning set forth in Section 5.17(l)(iv).
          “Products” means the Santera Products, the Taqua Products and the VocalData Products.
          “PTO” means the United States Patent and Trademark Office, and any successor thereto.
          “Purchase Price” has the meaning set forth in Section 3.1.
          “Purchased Assets” has the meaning set forth in Section 2.2.
          “Purchased Equity” means, together, the Santera Interest and the Taqua Share.
          “Reasonable Efforts” means with respect to a given goal or obligation, the efforts that a reasonable person in the position of the promisor would use under the circumstances so as to achieve the goal as expeditiously as reasonably possible; provided, however, that Reasonable Efforts does not require a material expenditure of funds or the incurrence of a material liability on the part of the obligated party and does not require such party to take actions that would result in a material adverse change in the benefits to such party of this Agreement and the transactions contemplated hereby.

          “Registered Intellectual Property” means Patents; Trademark registrations and applications for Trademark registrations; copyright registrations and applications for copyright registrations; and Internet domain names.
          “Related Person” has the meaning set forth in Section 5.24.
          “[R]elates primarily to the Products...” and/or “is used by Seller primarily in the Business...” (or similar language) means that the subject is used in the Products or in the operation of the Business proportionately more than it is used with respect to all other products or in the operation of all other businesses, collectively, of Seller and its Subsidiaries (other than Santera, Taqua and Seller’s former Vocal Data subsidiary).
          “Restated Certificate” has the meaning set forth in Section 7.2(a)(i).
          “Review Period” has the meaning set forth in Section 4.1(b).
          “Santera” has the meaning set forth in the recitals to this Agreement.
          “Santera Interest” has the meaning set forth in the recitals to this Agreement.
          “Santera Products” means the products of the Business described on Schedule 1.1(a).
          “Securities Act” has the meaning set forth in Section 5.25.
          “Seller” has the meaning set forth in the preamble of this Agreement.
          “Seller Flexible Benefit Plan” has the meaning set forth in Section 8.8(f).
          “Seller Indemnitees” has the meaning set forth in Section 11.3.
          “Series A Stock” has the meaning set forth in Section 7.2(a)(i).
          “Series B Stock” has the meaning set forth in Section 7.2(a)(i).
          “Series C Stock” has the meaning set forth in Section 7.2(a)(i).
          “Shared Contracts” has the meaning set forth in Section 8.16.
          “Software” means any computer software and code, including assemblers, applets, compilers, source code, object code, data (including image and sound data), design tools and user interfaces, in any form or format, however fixed including source code listings and documentation.
          “Straddle Period” has the meaning set forth in Section 5.17(l)(v).

          “Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other entity of which a majority of the voting power of the Equity Securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other similar managing body of such corporation, partnership, limited liability company or other entity are owned by such Person.
          “Superior Proposal” means a bona fide unsolicited written proposal made by a third party after the date of this Agreement that if consummated would result in such third party acquiring the Business in any manner, which the Board of Directors of Seller determines in good faith (after consultation with Seller’s financial advisor and outside legal counsel) to be (A) more favorable to Seller and/or the shareholders of Seller from a financial point of view than the transactions contemplated by this Agreement and the Transaction Documents, and (B) capable of being completed, taking into account all financial, legal, regulatory and other aspects of the proposal.
          “T6000 Agreement” shall mean a written agreement between Buyer, on the one hand, and Seller, on the other hand, in form and substance reasonably and mutually acceptable to each of Buyer and Seller, pursuant to which, among other things:
          (a) for three years following the Closing Date, Buyer shall grant to Seller, without charge, licenses for the full feature set, including “soft phone” capabilities, of the VocalData Products (currently identified by Seller as its T6000 product) as required by Seller during such three-year period for Seller’s internal use only and not for re-sale to Seller’s customers, plus software upgrades and maintenance and support, provided that Seller shall pay Buyer’s reasonable and actual out of pocket costs relating to support or reimbursement for any per user incremental license relating to “soft phone” capabilities, including travel to Seller’s locations if required; and
          (b) Seller shall serve as a reference customer of Buyer for the VocalData Products (under whatever identification they may be given by Buyer) and Seller may be identified by Buyer on its website and its other promotional material as a “Featured Customer”, “Showcase Customer” or the like, during such three-year period.
          “Taqua” has the meaning set forth in the recitals to this Agreement.
          “Taqua Products” means the products of the Business described on Schedule 1.1(b).
          “Taqua Share” has the meaning set forth in the recitals to this Agreement.
          “Tax” has the meaning set forth in Section 5.17(l)(vi).
          “Tax Return” has the meaning set forth in Section 5.17(l)(vii).
          “Taxing Authority” means any governmental authority (domestic or foreign) responsible for the administration or collection of any Tax.

          “Technology” means all information related to, constituting or disclosing, and all tangible copies, implementations and embodiments in any media of, technology, including all know-how, show-how, techniques, trade secrets, inventions (whether or not patented or patentable), ideas, concepts, designs, algorithms, routines, Software, files, databases, works of authorship, methods or processes.
          “Termination Fee” means a cash payment to Buyer equal to $5,000,000.
          “To the knowledge” and similar phrases shall mean the actual knowledge, without investigation, of the persons listed on Schedule 1.1(c)(i) in the case of Seller and Schedule 1.1(c)(ii) in the case of Buyer.
          “Trademarks” means trademarks, service marks, trade names, domain names, logos and registrations thereof and applications therefor.
          “Transaction Documents” has the meaning set forth in Section 5.2.
          “Transferred Contracts” has the meaning set forth in Section 2.2(a).
          “Transferred Intellectual Property” means all Intellectual Property Rights owned by Santera and/or Taqua, as well as those particular Intellectual Property Rights owned by Seller used primarily in the operation of the Business as conducted prior to the Closing. The Transferred Intellectual Property shall include without limitation the items listed in Schedule 1.1(d). For purposes of this definition, “used primarily in the operation of the Business” means that the Intellectual Property Rights relate directly to the Business and were used in the operation of the Business proportionately more than such Intellectual Property Rights were used in the operation of all other businesses, collectively, of Seller and its Subsidiaries (other than Santera, Taqua and Seller’s former VocalData subsidiary).
          “Transferred Technology” means all Technology owned by Santera and/or Taqua, as well as the particular Technology owned by Seller used primarily in the operation of the Business as conducted prior to the Closing. The Transferred Technology shall include without limitation the items listed in Schedule 1.1(e). For purposes of this definition, “used primarily in the operation of the Business” means that the Technology relates directly to the Business and was used in the operation of the Business proportionately more than such Technology was used in the operation of all other businesses, collectively, of Seller and its Subsidiaries (other than Santera, Taqua and Seller’s former VocalData Subsidiary).
          “Transition Services Agreement” means that certain Transition Services Agreement entered into as of the date of this Agreement between Buyer, on the one hand, and Seller, on the other hand, which Transition Services Agreement shall become effective upon the Closing.
          “Unaudited Financial Statements” has the meaning set forth in Section 5.6.
          “Vested Voting Equity” has the meaning set forth in Section 3.1(a).

          “VocalData” or “VocalData, Inc,” means VocalData, Inc., a Delaware corporation, which corporation conducted all or a portion of the VocalData Business prior to July 19, 2006, was a wholly owned Subsidiary of Seller immediately prior to July 19, 2006 and merged with and into Seller on July 19, 2006. “VocalData Business” means Seller’s business of developing, manufacturing, selling, marketing, supporting and providing services related to the VocalData Products.
          “VocalData Products” means the products of the Business described on Schedule 1.1(f).
          “Welfare Plan” has the meaning set forth in Section 7.19(e).
     Section 1.2 Terms Generally.
     The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation” even if not followed actually by such phrase unless the context expressly provides otherwise. All references herein to Sections, paragraphs and Exhibits and Schedules shall be deemed references to Sections or paragraphs of or Exhibits or Schedules to this Agreement unless the context shall otherwise require. Unless otherwise expressly defined, terms defined in this Agreement shall have the same meanings when used in any Exhibit or Schedule. The words “herein,” “hereof,” “hereto” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement. References herein to “days,” unless otherwise indicated, are to consecutive calendar days.
ARTICLE II.
PURCHASE AND SALE
     Section 2.1 Purchase and Sale of Purchased Equity. Upon and subject to the terms and conditions of this Agreement, at the Closing, Seller will sell, transfer, assign and deliver to Buyer, and Buyer will purchase, acquire and accept from Seller, the Purchased Equity.
     Section 2.2 Purchase and Sale of Purchased Assets. Upon and subject to the terms and conditions of this Agreement, at the Closing, Seller will sell, transfer, convey, assign and deliver to Buyer, and Buyer will purchase, acquire and accept from Seller, all of Seller’s right, title and interest in and to all assets, properties and associated rights (whether tangible or intangible) that are used or held for use by Seller primarily (except for those assets identified below as transferring only if they are “solely” related to, associated with, or used in the Business) for the Business, other than the Excluded Assets, as the same shall exist at and as of the Closing (collectively, the “Purchased Assets”), free and clear of any and all Liens except Permitted Liens, comprised of the following assets:
          (a) To the extent allowed under such Contracts, all rights, benefits and claims of Seller under (i) all Contracts entered into between Seller (or VocalData, Inc. as the predecessor of Seller) and customers for the purchase of products and/or services solely of the Business, including without limitation all open purchase and sales orders and the Contracts identified in Schedule 2.2(a)(i) (the “Assigned Customer Agreements”), (ii) all Contracts relating solely to the Business identified in Schedule 2.2(a)(ii), including all Seller purchase orders to vendors of the Business as of the Closing Date or items acquired for use in the Business, and (iii) all other Contracts which are entered into by Seller in the ordinary course of the Business between the date hereof and the Closing Date and which relate solely to the Business (collectively, the “Transferred Contracts”);
          (b) all inventories of raw materials, work in process, finished products and inventoriable supplies owned by Seller and used or held for use by Seller solely in the operation of the Business, whether stored at a Seller location or at a third party location (the “Inventory”);
          (c) all accounts, notes and other receivables to the extent they relate solely to the Business, which accounts, notes and other receivables as of the date set forth therein are listed in Schedule 2.2(c);
          (d) all tangible personal property and interests therein used or held for use primarily in the Business, comprised of the machinery, equipment and furniture reflected in the Most Recent Balance Sheet (subject to any Excluded Assets reflected therein) which tangible personal property and interests therein comprising Purchased Assets are described in Schedule 2.2(d);
          (e) the Trademarks listed in Schedule 2.2(e);
          (f) originals or copies of all material papers and records (in physical, electronic, magnetic or optical format) in Seller’s care, custody or control to the extent that they relate primarily to the Business and that are owned by Seller as of the Closing Date, including all material purchasing and sales records, customer and vendor lists, accounting and financial records, product documentation, product specifications, marketing requirement documents, software release notes or orders and documentation relating to maintenance obligations or other Assumed Liabilities, but excluding minute books, stock transfer records, personnel records and Tax Returns of Seller and its Subsidiaries other than the Companies;
          (g) that part of the Transferred Intellectual Property Rights that is owned by Seller as of the Closing Date;
          (h) that part of the Transferred Technology that is owned by Seller as of the Closing Date;
          (i) any insurance proceeds or any claim to any insurance proceeds relating to any damage to or loss or destruction of any asset which occurs on or after the date of this Agreement and prior to the Closing, provided that such damaged asset is, or such lost or destroyed asset would have been, included in the assets being transferred to Buyer hereunder;

          (j) all other assets reflected and/or described in the Most Recent Balance Sheet that are owned by Seller and that are used by Seller primarily in the Business, other than assets consumed or sold since the date of the Most Recent Balance Sheet up to the Closing Date; and
          (k) all prepaid expenses and rights to deposits with third parties to the extent they relate solely to the Business.
     Section 2.3 Excluded Assets. Notwithstanding anything in Section 2.2 to the contrary, the following assets of Seller (collectively, the “Excluded Assets”) used in or relating to the Business shall not be deemed to be Purchased Assets and shall be excluded from the assets delivered by Seller to Buyer at the Closing:
          (a) those assets that are used by Seller in the Business and that are identified by Seller on Schedule 2.3(a);
          (b) except as otherwise provided on Schedule 2.3(b), any cash or cash equivalents held by Seller;
          (c) any claim, cause of action, chose in action, right of recovery of any kind, to the extent primarily related to any Excluded Liability;
          (d) all interests in real property, whether leased or owned, other than lease interests or lease agreements included in the Transferred Contracts identified in Schedule 2.2(a)(ii);
          (e) all Licensed Intellectual Property (which shall be licensed to Buyer pursuant to the terms of the License Agreement);
          (f) all Licensed Technology (which shall be licensed to Buyer pursuant to the terms of the License Agreement);
          (g) all right, title and interest in and to any Trademarks of Seller other than those listed on Schedule 2.2(e);
          (h) all Intellectual Property Rights and Technology of Seller other than the Transferred Intellectual Property and the Transferred Technology;
          (i) the Plans, including the assets thereof;
          (j) all books and records of Seller that do not relate directly to and are not used primarily in the Business and Seller’s tax returns, tax and financial records and reports and other documents and records, including without limitation, audit work papers, pertaining to the operation of the Business that Seller is required by law to retain;
          (k) all life insurance policies on officers and other employees of Seller and all other insurance policies relating directly to and used or held for use primarily in the operation of the Business and rights arising from any refunds due (including, but not limited to, retrospective premium adjustments) with respect to insurance premium payments;
          (l) to the extent attributable to Taxes referred to in Section 8.9: (A) all refunds or credits, if any, of Taxes due to or from Seller and any claims therefor; (B) all deposits of Seller with any Taxing Authority, including without limitation, tax deposits, prepayments and estimated payments; and (C) any deferred tax assets of Seller;
          (m) rights arising from prepaid expenses, if any, with respect to assets not included in the Purchased Assets;
          (n) any assets of the Business that are transferred or otherwise disposed of by Seller or otherwise consumed, liquidated or used up prior to the Closing in the ordinary course of the Business without violation of this Agreement or, in the case of the Transferred Contracts, that expire or are terminated prior to the Closing; and
          (o) any assets used or held for use by Seller in connection with businesses other than the Business.
     Section 2.4 Assumed Liabilities. As of the Closing, Seller shall assign and transfer to Buyer, and Buyer shall assume, pay and discharge, all obligations and liabilities of Seller to the extent they relate primarily or solely to the Business, excluding the Excluded Liabilities (collectively, the “Assumed Liabilities”), including without limitation:
          (a) all obligations of Seller under the Transferred Contracts;
          (b) all accounts payable and other current liabilities of the Business of the type reflected in the Most Recent Balance Sheet;
          (c) all obligations of Seller to customers (including, but not limited to, all warranty, support and service obligations) relating to the Business and the Products arising out of or relating to events and circumstances, including products sold and services performed, prior to or after Closing; and
          (d) all other liabilities and obligations of Seller expressly assumed by Buyer under this Agreement.
As of the Closing, Buyer agrees and undertakes to assume the Assumed Liabilities and to duly and properly satisfy, discharge and perform all such Assumed Liabilities on a timely basis in accordance with their terms. For the avoidance of doubt, the parties agree that nothing in this Section 2.4 shall limit or affect Buyer’s indirect assumption of all of the obligations and liabilities of the Companies as the purchaser of the Purchased Equity at the Closing.
     Section 2.5 Excluded Liabilities. Other than the Assumed Liabilities and except as set forth in this Agreement, including without limitation in Section 11.3, Buyer shall not assume by virtue of this Agreement, and shall have no liability or obligation for, any liabilities or obligations of Seller (collectively, the “Excluded Liabilities”), including:

          (a) any Indebtedness of the Business existing as of the Closing, except as set forth on Schedule 2.5(a);
          (b) any liability of Seller for Taxes attributable to the ownership or operation of the Purchased Assets of the Business for any taxable period or portion thereof ending on or prior to the Closing;
          (c) any liability or obligations of Seller pertaining exclusively to the Excluded Assets; and
          (d) any liability associated with Seller’s employee stock purchase plan.
ARTICLE III.
PURCHASE PRICE AND CLOSING
     Section 3.1 Consideration.
     (a) Subject to the terms and conditions of this Agreement, in consideration of the aforesaid sale, transfer and delivery of the Purchased Equity and the Purchased Assets at the Closing: (i) Buyer will issue and deliver to Seller, and Seller will acquire from Buyer, such number of shares of GenBand Common Stock as shall constitute at the Closing 19.99% of the Vested Voting Equity of Buyer as of that date, after giving effect to such issuance (referred to herein as the “Buyer Investment Shares”); (ii) Seller shall have the right to receive, in accordance with the terms and conditions of Section 3.1(c), up to such number of additional shares of GenBand Common Stock as shall equal the difference between twenty seven million, seven hundred sixty-seven, one hundred and sixty-eight (27,767,168) and the number of Buyer Investment Shares, as such number of additional shares may be subject to equitable adjustments for stock splits and comparable events (such right referred to herein as the “Dilution Protection Right” and such shares referred to herein as the “Dilution Protection Shares”); and (iii) Buyer shall pay to Seller US $1,000,000 in cash (referred to herein as the “Cash Consideration”, and (i), (ii), and (iii), immediately above, shall be referred to collectively as the “Purchase Price”). At the Closing, and in further consideration for the Purchased Equity and the Purchased Assets, Buyer will also assume from Seller the Assumed Liabilities. For purpose of this Section 3.1:
          (1) “BayPackets Issuance” means the issuance of shares of GenBand Common Stock after the Closing Date (either issued directly or deemed issued on an as-converted basis if Series B Stock is issued) to certain former shareholders of Bay Packets as a result of the earnout in that certain Agreement and Plan of Merger dated as of August 8, 2006 by and among Buyer, GB Acquisition, Inc. and BayPackets.
          (2) “Potential Financings” means the issuance by Buyer, after the Closing Date and through October 1, 2007, of GenBand Common Stock, Series C Stock, a newly-created series of preferred stock or any other convertible instrument of Buyer, including but not limited to, any bridge financing, convertible debt or warrant instrument.

          (3) “Vested Voting Equity” means the total number of votes assigned to all outstanding voting equity of Buyer in which the holder is fully vested as of that date.
          (b) At the Closing:
          (i) Buyer will issue and deliver to Seller a stock certificate in Seller’s name evidencing 75% of the Buyer Investment Shares;
          (ii) Buyer will prepare and issue a stock certificate in Seller’s name evidencing 25% of the Buyer Investment Shares (the “Escrowed Shares”) to be held in accordance with the Escrow Agreement;
          (iii) Buyer will transfer US $1,000,000 in immediately available funds by wire transfer to Wells Fargo Bank, Account #4121044671 (ABA #121000248); and
          (iv) Buyer will assume from Seller the Assumed Liabilities.
          (c) Pursuant to the Dilution Protection Right and as additional consideration for the Purchased Assets and the Purchased Equity, Seller shall be entitled to receive additional shares of GenBand Common Stock as follows:
          (i) Subject to Section 3.1(c)(iii) and (iv), each October 1 and April 1 following the Closing (a “Catch-up Date” with the Closing Date being deemed to be the first such date), Buyer shall issue to Seller the number of shares of GenBand Common Stock equal to (i) “X” where “X” is calculated as follows: 19.99% multiplied by (X plus the then outstanding Vested Voting Equity) minus (ii) the number of shares of GenBand Common Stock held by Seller immediately prior thereto, but only including shares that Seller has received as a result of this Section 3.1 (i.e., shares issued at Closing pursuant to Section 3.1(a) above and cumulative shares issued at each Catch-up Date). Within five business days after each Catch-up Date, Buyer will issue and deliver to Seller a stock certificate in Seller’s name evidencing the number of Dilution Protection Shares that Seller is entitled to receive on such date. For purposes of this Section 3.1(c), the date of the BayPackets Issuance and the closing date or dates of Potential Financings shall each be deemed additional Catch-up Dates.
          (ii) Subject to Section 3.1(c)(iii), in the event of: (A) the closing of any initial public offering of Genband Common Stock or (B) any “Change of Control” of Buyer, Buyer shall issue to Seller, immediately prior to such event, all of the remaining Dilution Protection Shares. For purposes of this Section, “Change of Control” shall mean either of the following transactions to which Buyer is a party or is subject:
(1)	a merger or consolidation or related series of transactions in which securities possessing more than 50% of the total combined voting power of Buyer’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction or transactions, or

(2)	the sale, transfer or other disposition of all or substantially all of Buyer’s assets in liquidation or dissolution of Buyer.
          (iii) In no event will Buyer issue to Seller more than: (a) the total number of Dilution Protection Shares, or (b) except for an issuance pursuant to Section 3.1(c)(ii), a number of shares on any date if, immediately after such issuance, Seller would own more than 19.99% of Vested Voting Equity. In the event that the issuance of Dilution Protection Shares to Seller pursuant to Section 3.1(c)(ii) would result in Seller’s owning more than 19.99% of Vested Voting Equity, then such excess shares shall be subject to Section 8.18 of this Agreement
          (iv) The Dilution Protection Right shall terminate immediately after the total number of Dilution Protection Shares has been fully issued.
     Section 3.2 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Bryan Cave LLP, 211 North Broadway, Suite 3600, St. Louis, Missouri 63102, at 9:00 a.m., local time, on April 20, 2007 or, if the conditions to the Closing are not then satisfied, on such other date as the parties may agree after the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby, which date shall be no later than the third day after the satisfaction or waiver of such conditions. Notwithstanding the foregoing, at such time as Seller and Buyer agree that the parties have satisfied their respective obligations to effect the Closing other than Seller’s obligation to effect the Restructuring, (i) Seller shall effect the Restructuring and (ii) the Closing shall occur on the fifth day thereafter (or, if such fifth day is not a business day, on the first business day following such fifth day) or on such other date as Seller and Buyer may agree. The date of the Closing is sometimes referred to herein as the “Closing Date.”
     Section 3.3 Deliveries by Seller at the Closing. At the Closing, Seller will deliver or cause to be delivered to Buyer (unless delivered previously) the following:
          (a) The Purchased Assets;
          (b) The certificates (or similar evidence of ownership) representing the Purchased Equity, accompanied by duly executed instruments of transfer which, in the case of the Taqua Share, shall be a stock power duly executed in blank or a duly executed stock transfer form;
          (c) The resignation of the Managing Member of Santera;
          (d) The resignations of the officers requested by Buyer and of the members of the Board of Directors of Taqua;
          (e) The limited liability company records of Santera;

          (f) The corporate records of Taqua in Seller’s possession at Closing;
          (g) The Patent Assignment form attached hereto as Exhibit A, and the Trademark Assignment form attached hereto as Exhibit B;
          (h) The Escrow Agreement to be entered into as of the Closing Date among Buyer, Seller and the escrow agent, in the form attached hereto as Exhibit C (the “Escrow Agreement,” subject to reasonable changes requested by the escrow agent), duly executed by Seller;
          (i) The General Assignment, Assumption Agreement and Bill of Sale to be entered into as of the Closing Date between Seller and Buyer, in the form attached hereto as Exhibit D (the “General Assignment and Bill of Sale”), duly executed by Seller;
          (j) Certificates dated within five days prior to the Closing Date issued by the Secretary of State of the State of Delaware certifying that each of Santera and Taqua has legal existence and is in good standing in the State of Delaware;
          (k) A certificate dated the Closing Date executed by the Secretary or any Assistant Secretary of Seller certifying: (i) the names of the officers of Seller authorized to sign this Agreement and the other agreements, documents and instruments executed by Seller pursuant hereto, together with the true signatures of such officers; and (ii) as to copies of resolutions adopted by the Board of Directors of Seller authorizing the appropriate officers of Seller to execute and deliver this Agreement and all agreements, documents and instruments executed by Seller pursuant hereto, and to consummate the transactions contemplated hereby and thereby, and that such resolutions are still in effect and have not been amended, modified, rescinded or revoked;
          (l) A legal opinion of Seller’s counsel, in substantially the form attached hereto as Exhibit E, duly executed by Seller’s counsel;
          (m) Counterpart signature pages of the Investors’ Rights Agreement and the Co-Sale Agreement, duly executed by Seller;
          (n) The Plano Lease Assignment duly executed by Seller;
          (o) The Plano Sublease Assignment duly executed by Seller;
          (p) The T6000 Agreement duly executed by Seller; and
          (q) All other documents, instruments and writings required to be delivered by Seller at or prior to the Closing pursuant to this Agreement or otherwise reasonably required by Buyer in connection herewith; provided, however, that in no event shall the consent of any third party under any Contract be deemed to be such a required delivery.
     Section 3.4 Deliveries by Buyer. At the Closing, Buyer will deliver or cause to be delivered to Seller (unless previously delivered) the following:

          (a) The Purchase Price as described in 3.1(a) above;
          (b) A certificate dated within five days prior to the Closing Date issued by the Secretary of State of the State of Delaware certifying that Buyer has legal existence and is in good standing in the State of Delaware;
          (c) The Escrow Agreement (as defined in Section 3.3(i)) duly executed by Buyer;
          (d) The General Assignment and Bill of Sale duly executed by Buyer;
          (e) A legal opinion of Buyer’s counsel, in substantially the form attached hereto as Exhibit F, duly executed by Buyer’s counsel;
          (f) A certificate dated the Closing Date executed by the Secretary of Buyer certifying: (i) the names of the officers of Buyer authorized to sign this Agreement and the other agreements, documents and instruments executed by Buyer pursuant hereto, together with the true signatures of such officers; and (ii) as to copies of resolutions adopted by the Board of Directors of Buyer authorizing the appropriate officers of Buyer to execute and deliver this Agreement and all agreements, documents and instruments executed by Buyer pursuant hereto, and to consummate the transactions contemplated hereby and thereby, and that such resolutions are still in effect and have not been amended, modified, rescinded or revoked;
          (g) Counterpart signature pages of the Investors Rights Agreement and the Co-Sale Agreement, duly executed by Buyer;
          (h) The Plano Lease Assignment duly executed by Buyer;
          (i) The Plano Sublease Assignment duly executed by Buyer;
          (j) The T6000 Agreement duly executed by Buyer; and
          (k) All other documents, instruments or writings required to be delivered by Buyer at or prior to the Closing pursuant to this Agreement or otherwise reasonably required by Seller in connection herewith.
     Section 3.5 Allocation of Consideration. An allocation of the consideration paid hereunder among the Santera Interest, the Taqua Share and the Purchased Assets shall be mutually agreed to in good faith by Seller and Buyer prior to the Closing (the “Purchase Price Allocation”), but in any event the Parties agree that the Cash Consideration will be applied in its entirety to the sale of the Taqua Share. The Purchase Price Allocation shall be prepared in a manner consistent with all applicable Laws. Seller and Buyer agree that all Tax Returns will be filed consistently with the Purchase Price Allocation, subject to adjustment (if any) as aforesaid, and to not take any position inconsistent therewith unless required to do so by applicable Law. Seller and Buyer shall promptly inform one another in writing of any challenge by any Taxing Authority to any allocation made pursuant to this Section 3.5 and agree to consult with and keep one another informed with respect to the status of, and any material discussion, proposal or submission with respect to, any such challenge.
ARTICLE IV.
RELATED MATTERS
     Section 4.1 Books and Records of the Business.
          (a) Seller agrees to deliver to Buyer at or as soon as practicable after the Closing, as requested by Buyer, all books and records of the Business (including correspondence, memoranda, books of account, personnel and payroll records and the like), provided that Seller may retain an electronic copy and/or a photocopy of all such books and records.
          (b) Buyer shall not, for a period (the “Review Period”) of seven years after the Closing Date or such longer period as retention thereof is required by applicable law or by any record retention agreements entered into with any Taxing Authority, dispose of or destroy any of the business records and files of the Business relating to the period prior to the Closing Date without first offering to turn over possession thereof to Seller by written notice to Seller at least ninety (90) days prior to the proposed date of such disposition or destruction. During the Review Period, Buyer shall permit, and shall take such actions as may be necessary to cause any of its successors or assigns to permit, Seller and its authorized representatives to have reasonable access to, and examine and make copies of, all such books and records as reasonably requested by Seller at Seller’s expense.
          (c) After the Closing, Buyer shall make available to Seller during normal business hours, upon written request, any of Buyer’s or the Companies’ respective personnel whose assistance or participation is reasonably required by Seller or any of its Affiliates (i) in locating and obtaining any books and records of the Business or the Companies for legitimate business purposes of Seller, or (ii) in anticipation of, or preparation for, existing or future litigation or other matters or proceedings in which Seller or any of its Affiliates is involved. Seller shall promptly reimburse Buyer for the reasonable out-of-pocket expenses incurred by Buyer in performing the foregoing.
     Section 4.2 Distributions. The parties agree that at or prior to the Closing, Seller, on the one hand, and the Companies, on the other hand, shall settle all intercompany amounts owed to each other by way of dividend, distribution or otherwise, except to the extent that any such amount is expressly assumed by Buyer at the Closing.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF SELLER
     Seller represents and warrants to Buyer that except as set forth in the Disclosure Schedule delivered by Seller to Buyer on the date hereof and attached hereto (the “Disclosure Schedule”), each of the following representations, warranties and statements is true and correct as of the date hereof and will be true and correct as of the Closing Date:

     Section 5.1 Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its operations as now being conducted. Santera is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its operations as now being conducted. Taqua is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its operations as now being conducted. Each Company is duly qualified or licensed to do business as a foreign corporation or limited liability company, as applicable, and is in good standing to do business in each jurisdiction in which such qualification is required by Law, except in any such jurisdiction where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect. Seller has previously made available to Buyer a complete and correct copy of Santera’s Certificate of Formation and Operating Agreement, as currently in effect. Seller has previously made available to Buyer a complete and correct copy of Taqua’s Certificate of Incorporation and Bylaws, as currently in effect. Except as set forth in Section 5.1 of the Disclosure Schedule, the Companies have no direct or indirect Subsidiaries and do not beneficially own or hold Equity Securities in any Person.
     Section 5.2 Authorization. Seller has the requisite corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated hereby or to be executed and delivered by Seller in connection with the consummation of the transactions contemplated by this Agreement (the “Transaction Documents”) and consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and each of the Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized and approved by all necessary corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller and constitutes, and, when executed and delivered, each of the other Transaction Documents to be executed and delivered by Seller pursuant hereto will constitute (assuming in each case the valid authorization, execution and delivery of such agreement by Buyer), a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except to the extent (a) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors’ rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding for any such remedy or relief may be brought.
     Section 5.3 Purchased Equity. The authorized capital stock of Taqua consists solely of 1,000 shares of Common Stock, par value $0.01 per share (“Common Stock”), of which the Taqua Share is the only share issued and outstanding. The Taqua Share is duly authorized, validly issued, fully paid and non-assessable. The Santera Interest represents the only outstanding membership interest of Santera. There are no outstanding securities convertible into, exchangeable for, or carrying the right to acquire equity securities or membership interests, as applicable, of either Company, nor are there any subscriptions, warrants, calls, options, rights or other arrangements or commitments (other than this Agreement) which could obligate either Company to issue or to sell, any of its Equity Securities or any securities convertible into or exercisable for any of its Equity Securities. None of the outstanding Equity Securities of either of the Companies was issued in violation of any preemptive right.
     Section 5.4 Ownership of the Purchased Equity. Seller is the sole record and beneficial owner of the Purchased Equity. The Taqua Share constitutes all of the Equity Securities of Taqua owned by Seller or any other Person, and the Santera Interest constitutes all of the Equity Securities of Santera owned by Seller or any other Person. Seller has good title to such Purchased Equity, free and clear of all Liens. There are no obligations, contingent or otherwise, of either Company to (i) repurchase, redeem or otherwise acquire any shares of capital stock or membership interest or other Equity Securities of such Company, as applicable, or (ii) provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any Person. There are no outstanding share appreciation, phantom shares, profit participation or similar rights of any kind or character of either Company.
     Section 5.5 Consents and Approvals; No Violations. Except for applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “H-S-R Act”), none of the execution and delivery of this Agreement or the Transaction Documents, the performance by Seller of its obligations hereunder and thereunder, or the consummation by Seller of the transactions contemplated hereby or thereby will (a) conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws of Seller, the Certificate of Formation or Operating Agreement of Santera or the Certificate of Incorporation or Bylaws of Taqua; (b) require any filing with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Authority; (c) violate, conflict with or result in a default (or any event that, with notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any indenture, mortgage, note, installment obligation, agreement or other instrument relating to the borrowing of money by either Company, or the guaranty of any obligation for the borrowing of money to which either Company or the Seller is a party or by which either Company or the Seller or any of their assets (including the Purchased Assets) may be bound; (d) violate any judgment, order, injunction ruling or decree of any court or other Governmental Authority applicable to either Company or the Seller; (e) violate any Law applicable to Seller or either Company; or (f) result in the creation of, or impose on the Seller or either Company the obligation to create any Lien on the Purchased Equity or the Purchased Assets; excluding from the foregoing clauses (b), (c), (d) and (e) such requirements, conflicts, defaults or violations: (i) which, individually or in the aggregate, would not have a Material Adverse Effect or adversely affect the ability of Seller to consummate the transactions contemplated by this Agreement, or (ii) which become applicable as a result of any acts or omissions by, or the status of or any facts pertaining to, Buyer.
     Section 5.6 Financial Statements. Attached as Section 5.6(a) of the Disclosure Schedule are copies of the unaudited consolidated balance sheet of that portion of the Business that is being acquired by Buyer under this Agreement as of February 23, 2007 (representing the February 28, 2007 month-end) (the “Most Recent Balance Sheet”) and a consolidated statement of income of the Business for the twelve (12) months ended December 31, 2006 (the financial statements referred to and the accompanying notes thereto are referred to herein collectively as the “Unaudited Financial Statements”). Except as provided in Section 5.6(b) of the Disclosure Schedule, the Unaudited Financial Statements present fairly, in all material respects, the financial position of that portion of the Business that is being acquired by Buyer under this Agreement as of the date thereof and the results of operations of the Business for the period indicated, provided that the Most Recent Balance Sheet is subject to quarter-end and year-end adjustments in the ordinary course Seller’s Business. Except as provided in Section 5.6(b) of the Disclosure Schedule, all liabilities or obligations that relate to the assets, employees or business operations of the Business or either Company to the extent they are being acquired, directly or indirectly, by the Buyer and that are of a type required to be reflected on a balance sheet prepared in accordance with GAAP are, as of February 23, 2007, reflected on the Most Recent Balance Sheet.
     Section 5.7 Product Warranties and Product Liability.
          (a) Set forth in Section 5.7 of the Disclosure Schedule are the standard forms of product warranties and guarantees used by the Business for the sale of Products of the Business as of the date hereof. The Companies and Seller have also sold Products of the Business pursuant to negotiated Contracts with their respective customers, and such Contracts may contain product warranties and guarantees which differ from the standard forms set forth in said Section 5.7 of the Disclosure Schedule. Seller has made available to Buyer a complete and correct copy of each such Contract which is material to the Business as of the date hereof.
          (b) Except as set forth on Section 5.7(b) of the Disclosure Schedule, since December 31, 2006, no claim or allegation of personal injury, death or property or economic damages in connection with any Product has been asserted against either Company or against Seller in writing or, to the knowledge of Seller, otherwise, except for claims and allegations which individually could not reasonably be expected to have a Material Adverse Effect.
     Section 5.8 Absence of Material Adverse Changes. Except as contemplated by this Agreement, since December 31, 2006, there has been no change in the business, results of operations or financial condition of the Business or in the condition of the assets and properties of the Business (including the Purchased Equity and the Purchased Assets) that would have a Material Adverse Effect. Since December 31, 2006:
               (a) the Seller and the Companies have used Reasonable Efforts consistent with past practice to preserve business relationships with employees and with customers, vendors and suppliers related to the Business;
               (b) the Seller and the Companies have paid all obligations related to the Business consistent with past practice;

               (c) neither the Seller nor either Company has sold or otherwise disposed of any material asset reflected on the Most Recent Balance Sheet that, but for such sale or disposition, would have been a Purchased Asset, in each case except in the ordinary course of Seller’s business;
               (d) neither the Seller nor either Company has granted any increase in the compensation of officers or employees engaged in the Business (including any such increase pursuant to any bonus, pension, profit sharing or other plan or commitment) or entered into any employment agreements with any such officers or employees, except in the ordinary course of Seller’s business or as required by Law or as identified on Section 5.8(d) of the Disclosure Schedule;
               (e) neither the Seller nor either Company has paid, discharged or satisfied any claims, liabilities or obligations relating to the Business (absolute, accrued, contingent or otherwise) other than the payment, discharge or satisfaction of any claims, liabilities or obligations made in ’the ordinary course of Seller’s business or intercompany transfers of cash and assets (e.g., cash transfers between Seller and Shanghai Tekelec Communications Technology Co., Ltd., a foreign Subsidiary of Santera);
               (f) neither the Seller nor either Company has amended, released or canceled any obligation, liability, right or claim included in the Purchased Assets, except in the ordinary course of Seller’s business; and
               (g) the Seller and the Companies have conducted, or caused to be conducted, the Business consistent with the ordinary course of the Seller’s business.
     Section 5.9 Title, Ownership and Related Matters, Sufficiency of Assets.
          (a) As of the date hereof, the Companies do not own any real property. The Purchased Assets do not include any ownership interests in real property.
          (b) Except as set forth on Section 5.9(b) of the Disclosure Schedule, the rights and assets received under this Agreement are collectively sufficient for Buyer to conduct the Business on the Closing Date as the Business was conducted by Seller immediately prior to the Closing Date in all material respects.
          (c) Seller has, or will as of the Closing have, good and valid title to, or valid rights by license, lease or other agreement to use, the Purchased Assets (other than Intellectual Property Rights and Technology which are covered in Section 5.11). The Bill of Sale and other conveyance documents to be executed and delivered to the Buyer by the Seller at the Closing will vest in the Buyer good and valid title to the Purchased Assets (other than Intellectual Property Rights and Technology which are covered in Section 5.11), subject only to Permitted Liens.
          (d) All tangible assets owned by the Companies or included in the Purchased Assets are owned free and clear of all Liens, other than: (i) Liens for current taxes or assessments due but not yet payable or being contested in good faith by appropriate proceedings; (ii)

servitudes, easements, restrictions, rights-of-way, encroachments and other similar rights in real property or any interest therein that do not interfere with the use or enjoyment of the Purchased Assets in any material respect; (iii) Liens that constitute mechanics’, carriers’, workers’ or similar Liens arising in the ordinary course of Seller’s business that are not yet due or that are being contested in good faith by appropriate proceedings; and (iv) Liens which are not substantial or material in character, amount or extent in the conduct of the Business (collectively, “Permitted Liens”).
          (e) Subject to the test equipment, trial equipment and other assets listed on Section 5.9(e) of the Disclosure Schedule, none of such owned material tangible assets is in the possession of others, the Companies hold no material tangible assets on consignment, and Seller does not hold any of the Purchased Assets on consignment.
     Section 5.10 Leases. Section 5.10(a) of the Disclosure Schedule lists, as of the date hereof, all real property leases and subleases for space occupied by the Companies (collectively, the “Leases”). True and complete copies of the Leases and all amendments and agreements relating thereto have been made available to Buyer. Each of the Leases is in full force and effect and is valid, binding and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditor rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and to the knowledge of Seller, neither the Companies nor the other party to any Lease is in default under such Lease in any material respect.
     Section 5.11 Intellectual Property.
          (a) Seller and the Companies have good and valid title to all Transferred Intellectual Property and Transferred Technology and, to the knowledge of Seller, no other party has any rights thereto. Each item of Transferred Intellectual Property and Transferred Technology is free and clear of any Liens other than Permitted Liens.
          (b) Section 5.11(b) of the Disclosure Schedule lists all Contracts to which Seller or a Company is a party with respect to the ownership or licensing of any Business Intellectual Property or Business Technology other than non exclusive Software licenses granted to end user customers pursuant to Seller’s or such Company’s standard customer agreements. After the Closing, Buyer will be permitted to exercise all of Seller’s or a Company’s rights under all such Contracts to the same extent Seller or a Company would have been able to exercise such rights had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration (other than ongoing fees, royalties or payments which Seller or a Company would otherwise be required to pay).
          (c) No Business Intellectual Property or Business Technology is subject to any proceeding or outstanding decree, order, judgment, or stipulation that, to the knowledge of Seller, adversely affects the validity, use or enforceability of Business Intellectual Property or Business Technology.

          (d) To the knowledge of Seller, the Business Intellectual Property and the Business Technology constitute all Intellectual Property Rights and Technology that are necessary or material to the operation of the Business by Buyer and the Companies immediately following the Closing in substantially the same manner as currently conducted by Seller and the Companies.
          (e) Seller and the Companies have exercised reasonable care to protect Seller’s and each Company’s proprietary rights, confidential information and trade secrets associated with or related to the Business Intellectual Property and the Business Technology. Without limiting the foregoing, Seller requires each employee and contractors and consultants to execute a proprietary rights and confidentiality agreement with Seller before performing work for Seller or the Company. With respect to contractors and consultants, this is done when Seller believes it is relevant and appropriate to the work they are performing (e.g., the creation of works for hire). Further, with respect to contractors, Seller will enter an agreement with the contractor’s employer (e.g., Manpower, Tech Mahindra) and these employers are expected to have appropriate agreements in place with their employees. To the knowledge of Seller, no current or former employee, contractor or consultant of Seller or the Companies is in violation of any term (whether written or verbal) of any proprietary rights and confidentiality or nondisclosure agreement with Seller or the Companies.
          (f) Section 5.11(f)(i) of the Disclosure Schedule lists all Business Intellectual Property that is Registered Intellectual Property. All such Registered Intellectual Property is in full force and effect, has not been canceled, expired, abandoned, or made the subject of any opposition, cancellation, reissue, reexamination, interference, or equivalent proceeding, is currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of use), and is not subject to any unpaid maintenance fees or taxes or actions due within 60 days after the Closing Date. There are no proceedings or actions known to Seller before any court or tribunal (including the PTO or equivalent authority) related to any such Registered Intellectual Property other than those set forth in Section 5.11(f)(ii) of the Disclosure Schedule. To the knowledge of Seller, there are no assertions by any third party that any Registered Intellectual Property is not valid and enforceable, and Seller and the Companies have not taken, or failed to take, any action that would render any Registered Intellectual Property invalid or unenforceable.
          (g) Except as listed in Section 5.11(g) of the Disclosure Schedule, Seller has not received notice from any Person claiming, and Seller is not aware of any facts that should reasonably cause Seller to believe, that any aspects of the Business, the Business Intellectual Property or the Business Technology infringe or misappropriate the Intellectual Property Rights of any Person or constitute unfair competition or trade practices under the laws of any jurisdiction.
          (h) To the knowledge of Seller, no Person is infringing or misappropriating the Business Intellectual Property.
          (i) Except as listed in Section 5.11(i) of the Disclosure Schedule, Seller and the Companies have the right to use, pursuant to valid licenses, all Business Intellectual Property and

Business Technology that is licensed by Seller or the Companies from third parties. Seller has disclosed and made available to Buyer copies of contracts with third parties who have licensed Intellectual Property Rights to Seller or a Company that has retained ownership rights or license rights to improvements made by or for Seller or a Company in such Intellectual Property Rights. Neither the execution and delivery of this Agreement nor the consummation by Seller of the transactions contemplated hereby will violate, conflict with or result in a default (or any event that, with notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination or cancellation under, any of the terms, conditions or provisions of any such license, excluding such violations, conflicts, defaults and rights: (i) which, individually or in the aggregate, would not have a Material Adverse Effect and would not adversely affect the ability of Seller to consummate the transactions contemplated by this Agreement; or (ii) which become applicable as a result of any acts or omissions by, or the status of or any facts pertaining to, Buyer.
          (j) There are no Contracts between Seller or either Company, on the one hand, and any other Person, on the other hand, with respect to the Business Intellectual Property or the Business Technology under which there is, to the knowledge of Seller, any dispute or any threatened dispute regarding the scope of such Contract or performance under such Contract.
          (k) Seller and the Companies have disclosed, delivered or licensed to third parties, agreed in writing to disclose, deliver or license to third parties, or permitted the disclosure or delivery to third parties source code owned by Seller or a Company and used in association with a Product (e.g., NEC do Brazil, Fibrehome). Seller and the Companies may have : (1) incorporated Open Source Materials into, or combined Open Source Materials with, Products; (2) distributed Open Source Materials in conjunction with Products; or (3) used Open Source Materials. “Open Source Materials” means all software or other material that is distributed under licensing or distribution terms which may require disclosure of source code (for example, the GNU General Public License and the GNU Lesser General Public License).
     Section 5.12 Litigation. Except as set forth in Section 5.12 of the Disclosure Schedule, there is no material claim, action, suit, proceeding or governmental investigation pending by or before any court or other Governmental Authority or in arbitration, mediation or other means of alternative dispute resolution (a “Legal Proceeding”), or, to the knowledge of Seller, threatened against Seller or either of the Companies relating to the Business. There is no Legal Proceeding pending against Seller or either Company or, to the knowledge of Seller, threatened in writing that would reasonably be expected to prevent the execution and performance of this Agreement.
     Section 5.13 Compliance with Applicable Law; Permits.
          (a) To the knowledge of Seller, Seller and each Company is in compliance with all applicable Laws applicable to the Business (other than any Environmental Laws, which are covered by Section 5.19), except for violations, if any, which would not have a Material Adverse Effect. To the knowledge of Seller, each of Seller, the Companies and their Affiliates and any of their respective officers, directors, supervisors, managers, agents, or employees, has not violated and it has instituted and maintains policies and procedures designed to ensure continued

compliance with each of the following laws in connection with the operation of the Business: (i) anti-bribery laws, including but not limited to, any applicable Law, rule, or regulation of any locality, including but not limited to any law, rule, or regulation promulgated to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed December 17, 1997, including the U.S. Foreign Corrupt Practices Act of 1977 or any other law, rule or regulation of similar purpose and scope, (ii) laws and regulations imposing U.S. economic sanctions measures, including, but not limited to, the International Emergency Economic Powers Act, the Trading with the Enemy Act, the United Nations Participation Act, and the Syria Accountability and Lebanese Sovereignty Act, all as amended, and any Executive Order, directive, or regulation pursuant to the authority of any of the foregoing, including the regulations of the United States Treasury Department set forth under 31 CFR, Subtitle B, Chapter V, as amended, or any orders or licenses issued thereunder, and (iii) any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign laws and regulations.
          (b) To the knowledge of Seller, Seller and the Companies own or validly hold all licenses, permits, authorizations, approvals and certifications necessary for Seller and the Companies to carry on the Business as presently conducted (collectively, the “Permits”) in all material respects. The Permits are valid and in full force and effect. To the knowledge of Seller, neither Seller nor either Company is in violation of any of the Permits, and there are no pending or, to the knowledge of Seller, threatened proceedings which could result in the revocation, cancellation or inability of Seller or either Company to renew any such Permit in all material respects and, to the knowledge of Seller, there is no valid basis for any such proceeding. To the knowledge of Seller, the consummation of the transactions contemplated by this Agreement will not affect the continued validity or effectiveness or alter the terms and conditions of any material Permit.
     Section 5.14 Certain Contracts and Arrangements. Set forth in Section 5.14 of the Disclosure Schedule, is a list, identifying the parties thereto of the following Contracts included in the Purchased Assets or to which either of the Companies is a party and which in either case is in effect as of the date hereof. The list is representative of the type of Contracts listed below. These and other Contracts were made available for Buyer’s inspection. All are not listed in the Disclosure Schedule due to the number of such Contracts:
          (a) employment agreement;
          (b) sales representative, agency, distributor, or franchise agreement;
          (c) indenture, mortgage, note, installment obligation, agreement or other instrument relating to the borrowing of money by Seller or a Company, or the guaranty by Seller or a Company of any obligation for the borrowing of money;
          (d) indemnity or power of attorney involving outstanding, contingent or continuing obligation of or to Seller or either Company;

          (e) agreement with or to any director, officer, shareholder, manager or member of Seller or a Company or any Affiliate of any such Person; and,
          (f) other Contracts for the furnishing of services, goods or products by or to Seller or a Company after the date hereof with firm commitments having a value in excess of $250,000 on an annual basis.
To the knowledge of Seller, the online data room includes a true copy of the Contracts which, in the opinion of those representing knowledge of the Seller (i.e. Schedule 1.1(c)(i)), may be material to the Business on the Closing Date. The online data room also includes a true copy of the following documents:
          (i) Contracts containing a provision, covenant or obligation limiting or restricting in any manner whatsoever (whether during any particular period of time from and after the Closing Date, in certain geographic areas or otherwise) the ability of any of the Seller or either Company to engage in any line of business, to sell any products or services to or to compete with any Person, or to obtain products or services from any Person;
          (ii) Contracts containing covenants (other than covenants granted pursuant to Contracts entered into in the ordinary course of Seller’s business with customers of the Business) that prohibit or prevent the Seller or either Company from hiring or soliciting any Person for employment for a period in excess of six months after the Closing Date;
          (iii) all Transferred Contracts that require the Seller or either Company to provide any Products or any other goods or services to any Person at (or calculated as a percentage of or otherwise directly based upon) the lowest, best or most favorable price (or otherwise upon the best or most favorable terms) provided to any other Person.
To the knowledge of Seller, all such agreements are in full force and effect and are valid, binding and enforceable in accordance with their terms, except to the extent that: (x) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors’ rights generally; (y) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought; or (z) such failure to be valid, binding and enforceable, individually or in the aggregate, would not have a Material Adverse Effect. To the knowledge of Seller, none of Seller Company, or any other party to any of the aforesaid Contracts, is in material breach or default under such agreements and no event, condition or occurrence exists which after notice or lapse of time, or both, would constitute a material breach or default under any such Contract. To the knowledge of Seller, there are no oral Contracts in the Transferred Contracts that are material to the Business or the Purchased Assets. Without modifying the foregoing, Seller makes no representation or warranty regarding the completeness of the online data room.
     Section 5.15 Labor Relations. The employees who perform services for the Business are employed directly by Seller as of the date hereof. Section 5.15 of the Disclosure Schedule lists as of the date hereof each employee of Seller who works exclusively or primarily on matters for the Business (the “Business Employees”). Neither Seller nor the Companies is a party to any collective bargaining agreement relating to the Business, and no collective bargaining agreement with respect to any Business Employees is currently being negotiated by Seller or the Companies. There is no labor strike, dispute, slowdown or work stoppage or lockout pending or, to the knowledge of Seller, threatened against or affecting the Business; to the knowledge of Seller, no union organizational campaign is in progress with respect to the employees in the Business and no question concerning representation exists respecting any employees thereof; there is no unfair labor practice charge or complaint against the Business or the Seller or either Company with respect to the employees in the Business pending, or, to the knowledge of Seller, threatened before the United States National Labor Relations Board; and neither the Seller nor either Company has received notice of the intent of any federal, state or local agency responsible for the enforcement of labor or employment Law to conduct any formal compliance review (other than an audit of the Seller by the Office of Federal Contract Compliance and routine investigation of individual charges and complaints) with respect to or relating to the employees in the Business and no such review is in progress.
     Section 5.16 Employee Benefit Plans; ERISA.
          (a) Section 5.16(a) of the Disclosure Schedule lists each “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and all other material employee benefit, bonus and fringe benefit plans (a “Plan” and collectively, the “Plans”) maintained for the benefit of, or contributed to by Seller or either Company or any trade or business, whether or not incorporated (an “ERISA Affiliate”), that, together with Seller and the Companies would be deemed a “single employer” within the meaning of Section 4001 of ERISA, for the benefit of any employee or former employee of the Business. Seller has made available to Buyer copies of each of the Plans including all amendments to date.
          (b) Each of the Plans that is subject to ERISA complies in all material respects with the applicable provisions thereof, and each of the Plans intended to be “qualified” within the meaning of Section 401(a) of the Code, has been determined by the Internal Revenue Service (the “IRS”) to be so qualified, and Seller knows of no fact or set of circumstances that would adversely affect such qualification. None of the Plans is subject to Title IV of ERISA. There are no pending or, to the knowledge of Seller, threatened material claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto.
          (c) All contributions (including all employee contributions and employee salary reduction contributions) which are due have been paid to each Plan, except where the failure to make such contributions would not, individually or in the aggregate, have a Material Adverse Effect.
     Section 5.17 Taxes.
          (a) Except as set forth in Section 5.17(a) of the Disclosure Schedule, all material Tax Returns (as defined below) required to be filed with any Taxing Authority on or before the Closing Date (taking into account any extension of a required filing date) by, or with respect to, the Companies and the Purchased Assets have been or will be timely filed on or before the Closing Date in accordance with all applicable Laws. All such Tax Returns required to be filed by, or with respect to, the Companies and the Purchased Assets are or will be (when filed) true, correct and complete in all material respects.
          (b) Except as set forth in Section 5.17(b) of the Disclosure Schedule, each Company, and Seller, with respect to the Purchased Assets, has timely paid all material Taxes due and payable on or before the Closing Date whether or not shown on any Tax Return. Each Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.
          (c) Neither Company is a party to or bound by any Tax allocation, tax indemnity or tax sharing agreement.
          (d) Except as set forth in Section 5.17(d) of the Disclosure Schedule, neither Company has received any written notice of deficiency, assessment proposed notice of deficiency, proposed adjustment or other written claims from any Taxing Authority with respect to material liabilities for Taxes that have not been fully paid or finally settled. There are not any Tax audits or administrative or judicial Tax proceedings pending, noticed to be opened or being conducted with respect to either of the Companies.
          (e) There are no Liens for material Taxes (except for Taxes not yet due) on any of the assets of the Companies or the Purchased Assets, and no action, proceeding or, to the knowledge of Seller, investigation has been instituted against either Company in which there is a reasonable probability of an adverse determination that would result in any such Lien.
          (f) Neither Company has granted or been granted any extension or waiver of the statute of limitations period applicable to any Tax Return or the payment of Taxes, which period (after giving effect to such extension or waiver) has not expired.
          (g) Except with respect to the consolidated group of which Seller is the common parent, neither Company has at any time been a member of an affiliated group filing a consolidated United States federal income Tax Return and does not have any liability for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign tax Law). Neither Company has liability for the Taxes of any Person as a transferee or successor, by contract or otherwise.
          (h) Disclosure has been made on all federal income Tax Returns filed by, or which include, either Company of all positions taken with respect to either Company which could give rise to a substantial understatement of federal income Tax within the meaning of Code §6662. Neither Company has at any time participated in a reportable transaction within the meaning of Treasury Regulations Section 1.6011-4 or participated in a transaction that has been disclosed pursuant to IRS Announcement 2002-2, 2002-2 I.R.B. 304.

          (i) Except as set forth in Section 5.17(i) of the Disclosure Schedule, neither Company is currently, and neither Company has at any time during the three year period preceding the Closing Date been, subject to Taxation or been required to file any Tax Returns in (i) any countries other than the United States and (ii) in any states other than California. Neither Company has, and none of the Purchased Assets constitute, a permanent establishment or fixed place of business in any country other than the United States. Neither Company owns any interest in any controlled foreign corporation (as defined in section 957 of the Code) or passive foreign investment company (as defined in section 1297 of the Code).
          (j) Taqua will not be required to include any item of income in, or exclude any item of deduction from, taxable income from any taxable period ending after the Closing Date as a result of any: (i) change in accounting method for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state or foreign income Tax Laws) executed on or prior to the Closing Date; (iii) installment sale or open transaction entered into on or prior to the Closing Date; or (iv) prepaid amount received on or prior to the Closing Date.
          (k) As a result of Buyer’s purchase of the Taqua Share or any termination of employment of any “disqualified individual” (as referenced below) within a fixed period of time following such purchase, neither the Buyer nor the Companies will be obligated to make any payment to any Person that would be: (i) a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future; or, (ii) nondeductible as a result of the application of Section 162(m) of the Code.
          (l) As used in this Agreement:
          (i) “Income Taxes” means any federal, state, local or foreign tax imposed upon or measured by net income or gross income (excluding any Tax based solely on gross receipts) including any interest, penalty, or additions thereto, whether disputed or not.
          (ii) “Non-Income Taxes” means any Taxes other than Income Taxes.
          (iii) “Post-Closing Tax Period” means any Tax period beginning after the Closing Date and the portion of Straddle Period beginning after the Closing Date.
          (iv) “Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and any portion of any Straddle Period ending on the Closing Date.
          (v) “Straddle Period” means any Tax period that includes (but does not end on) the Closing Date.
          (vi) “Tax” means any tax, governmental fee or other like assessment or charge of any kind whatsoever (including any tax imposed under the Code and any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding on amounts paid to or by either Company, payroll, employment, excise, severance, stamp, capital stock, occupation, property, environmental or windfall profit tax, premium, custom, duty or other tax), together with any interest, penalty, addition to tax or additional amount due from, or in respect of, any such Tax.
          (vii) “Tax Return” means any return, declaration, statement, report or form filed or required to be filed with any Taxing Authority with respect to Taxes, including any information statement, any claims for refunds of Taxes and any amendments or supplements of any of the foregoing.
     Section 5.18 Accounts Receivable. All of the accounts receivable of the Companies set forth on the Most Recent Balance Sheet and all of the accounts receivable included in the Purchased Assets, and all of the accounts receivable of the Companies that have arisen between the date of the Most Recent Balance Sheet and the Closing Date arose or will have arisen in the ordinary and usual course of business of the Business arising from sales actually made or services actually performed in the ordinary course of business, are current and collectible at Closing Date, subject to any reserves (including, but not limited to, any deferred revenue related to the accounts receivable) set forth in the Most Recent Balance Sheet.
     Section 5.19 Environmental Matters.
          (a) To the knowledge of Seller, Seller and each Company is in compliance with all applicable Environmental Laws (as defined below) directly affecting the Business as of the date hereof except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect. “Environmental Laws” means all applicable Federal, state, municipal and local laws, statutes, ordinances, codes, orders, decrees, judgments or injunctions, and regulations rendered in any governmental ministry, department or administrative or regulatory agency relating to pollution or protection of the environment or the presence, treatment, storage, disposal, transport or handling of Hazardous Substances (as defined below). “Hazardous Substances” means any element, compound, chemical mixture, contaminant, pollutant material, waste or other substance which is defined as hazardous or toxic under any Environmental Law or the release of which is prohibited or materially restricted under any Environmental Law.
          (b) To the knowledge of Seller, Seller and the Companies have all material permits, registrations, approvals and licenses required under Environmental Laws for the operation of the Business as presently conducted (the “Environmental Permits”), and there are no violations, and no pending or threatened investigations or proceedings with respect to such Environmental Permits except where the failure to have such Environmental Permits or where the violation, investigation or proceeding relating thereto would not reasonably be expected to have a Material Adverse Effect.
          (c) Seller is not subject to any Environmental Claims and, to the knowledge of Seller, no material unresolved Environmental Claims have been asserted or threatened in writing against Seller or any predecessor in interest in relation to the Business. To the knowledge of

Seller, no claims under Environmental Laws have been asserted in writing against any facilities that may have received Hazardous Substances generated by Seller or any corporate predecessor in interest for which Seller would be liable.
          (d) This Section 5.19 contains the sole and exclusive representations and warranties of Seller with respect to any Environmental Laws.
     Section 5.20 Insurance. All policies of insurance held as of the date hereof by the Companies or by Seller with respect to the Business are set forth in Section 5.20 of the Disclosure Schedule. To the knowledge of Seller, there are no outstanding requirements or recommendations by any current insurer or underwriter with respect to the Business or the Purchased Assets which require or recommend changes in the conduct of the Business, or require any repairs or other work to be done with respect to any of the Purchased Assets or operations of the Business.
     Section 5.21 Certain Fees. Except for the engagement of J.P. Morgan Securities, Inc., the fees and expenses of which will be the sole responsibility of Seller, no financial advisor, finder, broker, agent or other intermediary, acting on behalf of Seller or either Company, is entitled to a commission, fee or other compensation in connection with this Agreement or the transactions contemplated hereby.
     Section 5.22 Banks; Powers of Attorney; Guarantees. Section 5.22 of the Disclosure Schedule contains (a) a complete and correct list of the names and locations of all banks in which the Companies have accounts or safe deposit boxes; and (b) the types of those arrangements and accounts including the names in which the accounts or boxes are held, the account or box numbers and the name of each Person authorized to draw thereon or have access thereto. Except as set forth in Section 5.22 of the Disclosure Schedule, no Person holds a power of attorney to act on behalf of either Company. Except for routine corporate governance (e.g., with respect to the Companies and their Subsidiaries) and Tax matters handled in the ordinary course of Seller’s business, to the knowledge of Seller, neither Company has any obligation to act under any outstanding power of attorney or any obligation or liability, either accrued, accruing or contingent, as guarantor, surety, co-signor, endorser (other than for purposes of collection in the ordinary course of business), co-make or indemnitor in respect of the obligation of any Person.
     Section 5.23 Customers and Suppliers.
          (a) Schedule 5.23(a) of the Disclosure Schedule identifies and sets forth a true and complete list of the ten largest customers of the Business (measured by dollar volume) for the year ended December 31, 2006.
          (b) Seller has made available to Buyer for review copies of all material Contracts with the material suppliers of the Business as in effect on the date of this Agreement, and such copies were true and complete in all material respects when delivered. For the purpose of this Section 5.23(b), Contracts shall mean frame agreements and Seller is not obligated to produce all purchase orders related to these suppliers.

     Section 5.24 Related Party Transactions. To the knowledge of Seller, except as set forth in Section 5.24 of the Disclosure Schedule, no agreement between either Company or any Subsidiary thereof and any director, officer or Affiliate of Seller or either Company, or any individual related by blood, marriage or adoption to any such individual or any entity in which any such individual or entity owns any beneficial interest (each a “Related Person”) has been entered into or in existence since January 1, 2006.
     Section 5.25 Investment Representation. Seller is acquiring the Buyer Investment Shares for its own account, for investment and without any view to resale or distribution of the Buyer Investment Shares or any portion thereof. Seller acknowledges that (a) the Buyer Investment Shares have not been registered or qualified under the provisions of the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state, and that the Buyer Investment Shares may not be sold or otherwise transferred by Seller except pursuant to registration or qualification under the Securities Act and any applicable state securities law or Seller provides Buyer an opinion of counsel reasonably satisfactory to Buyer that such registration under such statutes is not required; and (b) that Seller must bear all of the economic risk of an investment in Buyer for an indefinite period of time.
     Section 5.26 Disclaimer of Other Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE V, SELLER HAS NOT MADE AND SHALL NOT BE DEEMED TO HAVE MADE TO BUYER ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE BUSINESS OR ITS ASSETS, LIABILITIES OR OPERATIONS, INCLUDING ANY REPRESENTATION OR WARRANTY WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE EXPRESSLY DISCLAIMED.
ARTICLE VI.
[INTENTIONALLY LEFT BLANK]
ARTICLE VII.
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer represents and warrants to Seller that except as set forth in the Disclosure Schedule delivered by Buyer to Seller on the date hereof and attached hereto (the “Buyer Disclosure Schedule”), each of the following representations, warranties and statements is true and correct as of the date hereof and will be true and correct as of the Closing Date):
     Section 7.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted. Buyer is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.

     Section 7.2 Capitalization and Voting Rights.
          (a) As of the date hereof (and which will be updated as of the Closing Date in the Buyer Disclosure Schedules), the authorized capital of the Buyer consists of:
               i. Preferred Stock. Seventy-five million, eight hundred fifty-seven thousand, four hundred forty-three (75,857,443) shares of Preferred Stock, par value $0.001 per share (“Preferred Stock”), (i) four million, fifty-seven thousand (4,057,000) of which have been designated as Series A Preferred Stock (the “Series A Stock”), all of which shares are issued and outstanding; (ii) fifty-five million, one hundred thirty-three thousand, seven hundred one (55,133,701) shares of which have been designated as Series B Preferred Stock (the “Series B Stock”), 49,133,701 of which shares are issued and outstanding; and (iii) sixteen million, six hundred sixty-six thousand, seven hundred forty-two (16,666,742) shares of which have been designated as Series C Preferred Stock (the “Series C Stock”), 10,269,575 of which shares are issued and outstanding. The rights, privileges and preferences of the each series of Preferred Stock are as stated in Buyer’s Tenth Amended and Restated Certificate of Incorporation (“Restated Certificate”).
               ii. Common Stock. Two hundred million (200,000,000) shares of common stock, par value $0.001 per share (“GenBand Common Stock”), eighteen million, seventy-one thousand, six hundred and twenty-three (18,071,623) of which shares are issued and outstanding.
          (b) Attached as Annex A to the Buyer Disclosure Schedule is the true, complete and correct capitalization table of the Buyer as of immediately after the Closing. All of the issued and outstanding shares of capital stock of the Buyer are duly authorized, validly issued, fully paid and nonassessable and issued in compliance with applicable laws (including applicable securities laws).
          (c) Except for (A) the conversion privileges of the Series A Stock, Series B Stock and Series C Stock; (B) the rights provided in Section 2.6 of the Investors’ Rights Agreement; (C) currently outstanding options to purchase six million, seventy-eight thousand, eight hundred and ninety-eight (6,078,898) shares of GenBand Common Stock granted to employees and other service providers pursuant to the Buyer’s Amended and Restated 1999 Stock Option/Stock Issuance Plan (the “Option Plan”); (D) currently outstanding options to purchase up to one thousand (1,000) shares of GenBand Common Stock granted to Austin Entrepreneurs Foundation; (E) currently outstanding warrants to purchase up to twenty-one thousand, five hundred fifty-three (21,553) shares of GenBand Common Stock in connection with equipment lease financings and bank credit arrangements approved by the Board of Directors; (F) authorized but not issued options to purchase two million, five hundred eleven thousand, six hundred and fifty-seven (2,511,657) shares of GenBand Common Stock that are available for grant under the Option Plan; and, (G) eight million, twenty thousand, six hundred and seventy-seven (8,020,677) shares of restricted stock that have been granted under the Option Plan and as to which restrictions have not lapsed, there are no options, warrants, rights or other securities authorized, issued or outstanding (including conversion or preemptive rights) or agreements (contingent or otherwise) for the issuance, redemption, disposition purchase or acquisition from the Buyer of any shares of its capital stock. There are no issued, outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Buyer. The Buyer has reserved eight million, five hundred ninety thousand, five hundred and fifty-five (8,590,555) shares of GenBand Common Stock for purchase upon exercise of the options granted or to be granted under the Option Plan. Except for the Investors’ Rights Agreement and the Co-Sale Agreement, the Buyer is not a party or subject to any agreement or understanding, and, to the Buyer’s knowledge, there is no agreement or understanding between any persons and/or entities (including the Buyer), which affects or relates to the voting or giving of written consents with respect to any security of the Buyer or a director or officer of the Buyer. None of the Buyer’s stock purchase agreements, restricted stock or stock option documents contains a provision providing for acceleration of vesting (or lapse of a repurchase right) upon the occurrence of any events other than the lapse of time.
     Section 7.3 Authorization. All corporate action on the part of the Buyer, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement, the other Transaction Documents and the Investor Rights Agreement and the Co-Sale Agreement (collectively, the “Buyer Transaction Documents”) to which it is a party, the performance of all obligations of the Buyer hereunder and thereunder, and the authorization, issuance (or reservation for issuance), sale and delivery of the Buyer Investment Shares and any Dilution Protection Shares, has been taken or will be taken prior to the Closing, and this Agreement and the other Buyer Transaction Documents constitute valid and legally binding obligations of the Buyer, enforceable in accordance with their respective terms except to the extent (a) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors’ rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding for any such remedy or relief may be brought.
     Section 7.4 Valid Issuance of Buyer Investment Shares. The Buyer Investment Shares and any Dilution Protection Shares being acquired by Seller hereunder, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable, and upon delivery will be free of any Liens other than restrictions under the Investors’ Rights Agreement and the Co-Sale Agreement, and under applicable state and federal securities laws. Except as would not have a Buyer Material Adverse Effect, the outstanding shares of GenBand Common Stock and Preferred Stock have all been issued in compliance with applicable federal and state securities laws.
     Section 7.5 Subsidiaries. Except for General Bandwidth Europe Limited, BayPackets, Inc. (“BayPackets”) and BayPackets Technologies Private Ltd., the Buyer does not presently own or control, directly or indirectly, any interest in any other corporation, association, or other business entity. The Buyer is not a participant in any joint venture, partnership, or similar arrangement.
     Section 7.6 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Buyer is required in connection with the consummation of the transactions contemplated by this Agreement, other than state and federal securities laws filings which may be made after the Closing and or requirements which, individually or in the aggregate, would not have a Buyer Material Adverse Effect or adversely affect the ability of Buyer to consummate the transactions contemplated by this Agreement.
     Section 7.7 Offering. Subject in part to the truth and accuracy of each Seller’s representations set forth in Section 5.25 of this Agreement, the offer, sale and issuance of the Buyer Investment Shares and any Dilution Protection Shares as contemplated by this Agreement are exempt from the registration requirements of the Securities Act and all applicable blue sky laws, and neither the Buyer nor any authorized agent acting on its behalf will take action hereafter that would cause the loss of such exemption; provided, further, that for purposes of this Section 7.7, each of Seller’s representations set forth in Section 5.25 shall be deemed to be made as of the date of the issuance of any Dilution Protection Shares.
     Section 7.8 Litigation. There is no action, suit, proceeding or investigation pending or currently threatened against the Buyer that questions the validity of this Agreement or any other Buyer Transaction Documents or the right of the Buyer to enter into this Agreement or any other Buyer Transaction Documents or to consummate the transactions contemplated hereby or thereby. There is no material action, suit, proceeding or investigation pending or currently threatened against the Buyer or BayPackets. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened that might result in any change in the current equity ownership of the Buyer or BayPackets or involving the prior employment of any of the Buyer’s employees, their use in connection with the Buyer’s business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. Neither the Buyer nor BayPackets is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation initiated by the Buyer currently pending or that the Buyer intends to initiate.
     Section 7.9 Intellectual Property. (a) All patents (including, without limitation, all U.S. and foreign patents, patent applications (including provisional applications), invention disclosures and any and all divisions, continuations, continuations-in-part, reissues, re-examinations and extensions thereof), design rights, trademarks, trademark applications (including intent to use filings), trade names and service marks (whether or not registered), trade dress, logos, Internet domain names, copyrights (whether or not registered) and any renewal rights therefor, sui generis database rights, statistical models, technology, inventions, supplier lists, trade secrets, know-how, computer software programs or applications in both source and object code forms, databases, technical documentation, mask works, registrations and applications for any of the foregoing and all other tangible and intangible proprietary information, materials and associated goodwill that are held by or have been used in (including in the development of) the Buyer’s business and/or in any product, technology or process (i) currently being or formerly manufactured, published or offered by the Buyer or (ii) currently under development for possible future manufacturing, publication, marketing or other use by the

Buyer, but excluding any third party “off the shelf” software, including any such property owned by BayPackets, are hereinafter referred to as the “Buyer Intellectual Property.”
          (b) Section 7.9(b) of the Buyer Disclosure Schedule contains a true and complete list of each of the Buyer’s and BayPackets’ patents and patent applications, registered trademarks and trademark applications, registered copyrights and copyright applications and other registered Intellectual Property.
          (c) The Buyer Intellectual Property contains only those items and rights that are: (i) owned by the Buyer or BayPackets; (ii) in the public domain; or (iii) rightfully used by the Buyer or BayPackets pursuant to a valid license or other similar agreement (the Buyer Intellectual Property described in this subsection (iii) is referred to as “Buyer Licensed Intellectual Property”). Buyer or BayPackets possesses all right, title, and interest in and to and is sole and exclusive owner (or, in the case of the Buyer Licensed Intellectual Property, the exclusive licensee) of the Buyer Intellectual Property, free and clear of all Liens, except as would not have a Buyer Material Adverse Effect. Buyer or BayPackets has all rights in Buyer Intellectual Property owned by the Buyer or BayPackets (as applicable) and in Buyer Licensed Intellectual Property necessary to carry out its current activities and future activities as currently contemplated by the Buyer, including rights to license, rent and lease and, other than with respect to Buyer Licensed Intellectual Property, assign and sell Buyer Intellectual Property, except as would not have a Buyer Material Adverse Effect.
          (d) To the knowledge of Buyer, the use, reproduction, manufacturing, distribution, licensing, sublicensing, sale or any other exercise of rights in any Buyer Intellectual Property, product, activity, technology or process as now used or offered for use, licensing or sale by the Buyer or as currently contemplated to be offered for use, licensing or sale by the Buyer does not directly or indirectly, infringe on any rights in any Intellectual Property or other proprietary right of any person or entity. To the knowledge of Buyer, no claims or investigations (i) challenging or threatening the validity, enforceability, effectiveness or ownership by the Buyer or BayPackets of any Buyer Intellectual Property or (ii) to the effect that the use, manufacturing, distribution, licensing, sublicensing, sale or any other exercise of rights in any Buyer Intellectual Property, product, activity, technology or process as now used by the Buyer or BayPackets infringes any Intellectual Property or other proprietary right of any person or entity, have been asserted or threatened by any person or entity. To the knowledge of Buyer, there is no unauthorized use, infringement or misappropriation of any Buyer Intellectual Property by any third party, employee, former employee or contract worker other than as set forth on Section 7.9(d) of the Buyer Disclosure Schedule.
          (e) All personnel of the Buyer, including employees, contract workers, agents, consultants, other service providers and contractors, who have contributed to or participated in the conception or development of Buyer Intellectual Property and all current and former employees, contract workers, agents, consultants and contractors of the Buyer has executed proprietary inventions agreements substantially in the form attached to Section 7.9(e) of the Buyer Disclosure Schedule or either (i) have been a party to an enforceable “work-for-hire” or similar agreement with the Buyer in accordance with any applicable Law that has accorded the Buyer full, effective, exclusive and original ownership of all tangible and intangible property thereby arising or (ii) have executed appropriate instruments of assignment in favor of the Buyer as assignee that have conveyed to the Buyer effective and exclusive ownership (including, in the case of employees, a waiver of any of the employees’ moral rights therein) of all Buyer Intellectual Property thereby arising.
          (f) Buyer is not in material breach of, and as a result of the execution or delivery of this Agreement or the performance of the Buyer’s obligations hereunder, and will not be in breach of, any license, sublicense, agreement or instrument involving Intellectual Property to which the Buyer is a party or otherwise bound, nor will the execution or delivery of this Agreement, or the performance of the Buyer’s obligations hereunder, cause the diminution, license, transfer, termination or forfeiture of the Buyer’s rights in any Buyer Intellectual Property, except as would not have a Buyer Material Adverse Effect or adversely affect the ability of Buyer to consummate the transactions contemplated by this Agreement.
          (g) Buyer has taken reasonable measures to protect the proprietary nature of the Buyer Intellectual Property and to maintain in confidence all trade secrets and confidential information owned or used by the Buyer.
          (h) Section 7.9(h) of the Buyer Disclosure Schedule contains a true and complete list of all of the software programs included in or developed for inclusion in the Buyer’s products by the Buyer (including all software programs embedded or incorporated in the Buyer’s products) (the “Buyer Software Programs”). To the knowledge of Buyer, Buyer has not incorporated any third party Intellectual Property into the Buyer Software Programs not identified in Section 7.9(h) of the Buyer Disclosure Schedule. Buyer has taken prudent steps consistent with industry standards to assure that it is in compliance with the licensing obligations associated with the third party Intellectual Property incorporated into the Buyer Software Programs. The Buyer owns good and valid or has valid licenses to such Buyer Software Programs, free and clear of all Liens. The Buyer Software Programs include open source or public library software as described on Schedule 7.9(h) of the Buyer Disclosure Schedule, which are embodied or incorporated in the Buyer Software Programs. Buyer has taken prudent steps consistent with industry standards to assure that it is in compliance with the licensing obligations associated with such open source or public library software, and to the knowledge of Buyer, no diminution, license, transfer, termination or forfeiture of the Buyer’s rights in any Buyer Intellectual Property will occur as a result of such open source or public library software.
          (i) Except as set forth on Section 7.9(i) of the Buyer Disclosure Schedule or as would not have a Buyer Material Adverse Effect, the source code and system documentation relating to the Buyer Software Programs (i) have at all times been maintained in accordance with commercially reasonable procedures to ensure their confidentiality, (ii) have been disclosed by the Buyer only to employees or third parties who are bound by appropriate nondisclosure obligations, (iii) have not been licensed, sold or disclosed to any third party, and (iv) are not the subject of any escrow or similar agreement or arrangement giving any third party rights in or to such source code and/or system documentation upon the occurrence of certain events.
          (j) Buyer has taken all reasonable steps to preserve and maintain notes and records relating to Buyer Intellectual Property.

          (k) The Buyer Intellectual Property is free and clear of any and all Liens.
          (l) Section 7.9(l) of the Buyer Disclosure Schedule sets forth all material agreements by which the Buyer is obligated to make to third parties any payments related to Buyer Intellectual Property.
          (m) Buyer employs commercially reasonable measures to ensure that the Buyer Software Programs contain no “viruses.” For the purposes of this Agreement, “virus” means any computer code intentionally designed to disrupt, disable or harm in any manner the operation of any software or hardware. To the knowledge of Buyer, none of the Buyer Software Programs contains any worm, bomb, backdoor, clock, timer or other disabling device, code, design or routine which causes the software to be erased, inoperable, impaired in performance or otherwise incapable of being used, either automatically or upon command by any party.
          (n) Buyer has taken commercially reasonable measures to ensure the physical and electronic protection of Buyer information assets from unauthorized disclosure, use or modification. There has been no material breach of security involving any Buyer information assets.
          (o) To the knowledge of Buyer, Buyer is in compliance, in material respects, with all applicable data protection laws, rules, regulations, guidelines and industry standards.
     Section 7.10 Compliance with Other Instruments. The Buyer is not in violation or default of any provision of its Restated Certificate or Bylaws, or in any material respect of any instrument, judgment, order, writ, decree or contract to which it is a party or by which it is bound, or in any material respect, of any provision of any Law applicable to the Buyer. The execution, delivery and performance of this Agreement and the other Transaction Documents to which the Buyer is a party, and the consummation of the transactions contemplated hereby and thereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree or contract or an event that results in the creation of any Lien upon any assets of the Buyer or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization, or approval applicable to the Buyer, its business or operations or any of its assets or properties, other than violations, conflicts, defaults or other events which, individually or in the aggregate, would not have a Buyer Material Adverse Effect or adversely affect the ability of Buyer to consummate the transactions contemplated by this Agreement.
     Section 7.11 Certain Contracts and Arrangements.
          (a) Except for agreements explicitly contemplated hereby and by the Investors’ Rights Agreement and the Co-Sale Agreement, there are no agreements, understandings or proposed transactions between the Buyer and any of its officers, directors, affiliates, or any affiliate thereof.

          (b) There are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which the Buyer is a party or by which it is bound that may involve (i) obligations (contingent or otherwise) of, or payments to the Buyer in excess of, one hundred thousand dollars ($100,000) or (ii) provisions restricting or adversely affecting the development, manufacture or distribution of the Buyer’s products or services.
          (c) The Buyer has not (i) declared or paid any dividends or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or any other liabilities to third parties individually in excess of one hundred thousand dollars ($100,000), (iii) made any loans or advances to any person or entity, other than ordinary advances for travel expenses, which are currently outstanding or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.
          (d) For the purposes of subsections (b) and (c) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities the Buyer has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.
     Section 7.12 Permits. To the knowledge of Buyer, Buyer has all material franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it. The Buyer believes that it can obtain, without undue burden or expense, any similar authority for the conduct of their respective businesses as planned to be conducted. Buyer is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.
     Section 7.13 Disclosure. The Buyer has fully provided Seller with all the information that Seller has requested for deciding whether to purchase the Buyer Investment Shares, and all information that the Buyer believes is reasonably necessary to enable Seller to make such decision. The representations and warranties contained in this Article VII do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements herein or therein not misleading.
     Section 7.14 Registration Rights. Except as provided in the Investors’ Rights Agreement, the Buyer has not granted or agreed to grant any registration rights, including, without limitation, piggyback rights, to any person or entity.
     Section 7.15 Corporate Documents. The Restated Certificate and Bylaws of the Buyer are in the form previously made available to the Seller.
     Section 7.16 Title to Property and Assets. Buyer and BayPackets own their respective property and assets free and clear of all Liens, other than: (i) Liens for current taxes or assessments due but not yet payable or being contested in good faith by appropriate proceedings; (ii) servitudes, easements, restrictions, rights of way, encroachments and other similar rights in real property or any interest therein that do not interfere with the use or enjoyment of the Buyer’s assets in any material respect; (iii) Liens that constitute mechanics’, carriers’, workers’ or similar Liens arising in the ordinary course of Buyer’s business that are not yet due or that are being contested in good faith by appropriate proceedings; and (iv) Liens which are not substantial or material in character, amount or extent in the conduct of the Buyer’s business. None of the foregoing will have a Material Adverse Effect. With respect to the property and assets it leases, Buyer is in compliance with such leases in all material respects and, to its knowledge, holds a valid leasehold interest free of any Liens.
     Section 7.17 Buyer Financial Statements.
          (a) The Buyer has made available to Seller its consolidated audited financial statements (balance sheet, income statement and statement of cash flows), at and for the year ended December 31, 2005, and its unaudited consolidated financial statements (balance sheet, income statement and statement of cash flows) for the year ended December 31, 2006 (collectively, the “Buyer Financial Statements”). The Buyer Financial Statements have been prepared in accordance with GAAP, except that the unaudited Buyer Financial Statements may not contain all footnotes required by generally accepted accounting principles. The Buyer Financial Statements fairly present the financial condition and operating results of the Buyer as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments.
          (b) Except as set forth in the Buyer Financial Statements, the Buyer has no material liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to December 31, 2006, and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Buyer Financial Statements
     Section 7.18 Absence of Material Adverse Changes. Since December 31, 2006, except as expressly contemplated herein or in the other Transaction Documents, there has not been:
          (a) any material change in the assets, liabilities, financial condition or operating results of the Buyer from that reflected in the Buyer Financial Statements;
          (b) any material damage, destruction or loss, whether or not covered by insurance;
          (c) any waiver by the Buyer of a valuable right or of a material debt owed to it;
          (d) any satisfaction or discharge of any Lien or of any obligation by the Buyer, except in the ordinary course of business and that is not material to the assets, properties, financial condition, operating results or business of the Buyer (as such business is presently conducted and as it is proposed to be conducted);
          (e) any material change or amendment to a material contract or arrangement by which the Buyer or any of its assets or properties is bound or subject;

          (f) any material change in any compensation arrangement or agreement with any key employee, officer, director or shareholder;
          (g) any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets;
          (h) any resignation or termination of employment of any officer of the Buyer holding any of the following positions: President, Chief Executive Officer, Chief Financial Officer, Vice President, Senior Vice President or Executive Vice President, and the Buyer, to its knowledge, does not know of the impending resignation or termination of employment of any such officer;
          (i) receipt of notice that there has been a loss of, or material order cancellation by, any major customer of the Buyer;
          (j) any Lien created by Buyer, with respect to any of its material properties or assets, except liens for taxes not yet due or payable;
          (k) any loans or guarantees made by the Buyer to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;
          (l) any declaration, setting aside or payment or other distribution in respect of any of the Buyer’s capital stock, or any direct or indirect redemption, purchase or other acquisition of any of such stock by the Buyer;
          (m) any involvement by the Buyer in any current or pending transactions in connection with any merger or acquisition of the Buyer;
          (n) to the knowledge of Buyer, any other event or condition of any character that might materially and adversely affect the assets, properties, financial condition, operating results, business or prospects of the Buyer (as such business is presently conducted and as it is proposed to be conducted); or
          (o) any agreement or commitment by the Buyer to do any of the things described in this Section 7.18.
     Section 7.19 Employee Benefit Plans; ERISA.
          (a) The name of each plan, program, arrangement, agreement or commitment sponsored or maintained by or on behalf of the Buyer or any ERISA Affiliate or to which the Buyer or any ERISA Affiliate makes or is obligated to make contributions or to which the Buyer or any ERISA Affiliate made or was obligated to make contributions during the year period ending on the date hereof, which is a Plan is set forth on Section 7.19 of the Buyer Disclosure Schedule hereto. The Buyer has complied in all material respects with all of the provisions of each such Plan and all applicable provisions of ERISA and the Code, has administered each such Plan (including the payment of benefits thereunder) in all material respects in accordance with the provisions of each such Plan and all applicable provisions of ERISA and the Code, and no penalties under ERISA or any other applicable law or regulation are and at the Closing Date will be owed to any Plan participant and/or beneficiary and/or any governmental authority with respect to the failure to file any reports or other information required under ERISA or any other applicable law or regulation or to distribute or make available any such reports or other information. The Buyer has and at the Closing Date will have timely made all required contributions to each such Plan.
          (b) No such Plan is an “employee pension benefit plan” within the meaning of, nor has any such Plan at any time been subject to, Section 3(2) of ERISA and no such Plan is a “multi-employer plan” with the meaning of Section 3(37) of ERISA or Section 4001(a)(3) of ERISA.
          (c) As of the date hereof and as of the Closing Date, the Buyer is entitled to cease its participation in each Plan referred to in this Section 7.19 without default, penalty, premium or any additional cost to the Buyer (other than customary administrative costs of terminating such Plan, including termination fees, distributing the assets of any related trust, and making such reports and filings as are necessary or appropriate for the termination of such Plan, all of which costs would in the aggregate not be material) and each such Plan, by its provisions permits the Buyer to amend or terminate, in whole or in part, each Plan referred to in this Section 7.19 without default, penalty, premium or any additional cost to the Buyer (other than customary administrative costs of terminating such Plan, including termination fees, distributing the assets of any related trust, and making such reports and filings as are necessary or appropriate for the termination of such Plan, all of which costs would in the aggregate not be material).
          (d) The transactions contemplated by this Agreement will not result in any payment or series of payments by the Buyer of a parachute payment within the meaning of Section 280G of the Code.
          (e) With respect to each Plan maintained or sponsored by the Buyer which is an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA (a “Welfare Plan”): (i) the applicable requirements of Part III of Subchapter B of Chapter 1 of the Code are satisfied if benefits under such Welfare Plan are intended to qualify for tax-favored treatment; (ii) there is no disqualified benefit which would subject the Investors to tax under Section 4976(a) of the Code; (iii) each such Welfare Plan which is a group health plan within the meaning of Section 4980B of the Code is and has at all times been in material compliance with the applicable requirements of Section 601 through 608 of ERISA, and the Buyer is not now and has never been liable for any tax under Section 4980B of the Code and (iv) each such Welfare Plan which is a group health plan within the meaning of Section 9832 of the Code is and at all times has been in material compliance with the applicable requirements of Sections 9801 through 9833 of the Code and Sections 701 through 734 of ERISA, and the Buyer is not and never has been liable for any tax under Section 4980D of the Code.
          (f) None of the Plans is under investigation or audit by either the United States Department of Labor or the IRS.

          (g) None of the Plans provides benefits including, without limitation, death or medical benefits (whether or not insured) with respect to any current or former employee of the Buyer beyond their retirement or other termination of service other than (i) coverage mandated by applicable law, (ii) disability benefits under any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) that have been fully provided for by insurance or otherwise, (iii) deferred compensation benefits accrued as liabilities on the books of the Buyer or for which contributions have been made to a trust qualified under Code Section 501(a) an amount sufficient to fund all such benefits, or (iv) benefits in the nature of severance pay.
     Section 7.20 Tax Returns, Payments and Elections. Buyer has filed all Tax Returns as required by applicable Law. All Tax Returns are true and correct in all material respects. Buyer has paid all Taxes shown thereon to be due, except those contested by it in good faith that are listed in the Buyer Disclosure Schedule or would not have a Buyer Material Adverse Effect. The provision for Taxes of the Buyer in the Buyer Financial Statements is adequate for Taxes due or accrued as of the date thereof. Buyer has not elected pursuant to the Code to be treated as a Subchapter S corporation pursuant to Section 1362(a) or made any election under Section 341(f) of the Code, nor has it made any other elections pursuant to the Code (other than elections that relate solely to methods of accounting, depreciation or amortization) that would have a Buyer Material Adverse Effect. Buyer has not had any tax deficiency proposed or assessed against it and neither has executed any waiver of any statute of limitations on the assessment or collection of any Taxes. Since the date of the Buyer Financial Statements, Buyer has not incurred any Taxes other than in the ordinary course of business and the Buyer has made adequate provisions on its books of account for all Taxes with respect to its business, properties and operations for such period. Buyer has withheld or collected from each payment made to each of its employees, the amount of all taxes (including, but not limited to, federal income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes) required to be withheld or collected therefrom, and has paid the same to the proper tax receiving officers or authorized depositories. Disclosure has been made on all federal income Tax Returns filed by or which include Buyer of all positions taken with respect to Buyer which could give rise to a substantial understatement of Tax within the meaning of Code §6662. Buyer has not at any time participated in a reportable transaction within the meaning of Treasury Regulations Section 1.6011-4 or participated in a transaction that has been disclosed pursuant to IRS Announcement 2002-2, 2002-2 I.R.B. 304. Buyer is not a party to or bound by any Tax allocation, tax indemnity or tax sharing agreement.
     Section 7.21 Insurance. The Buyer has in full force and effect fire and casualty insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow it to replace any of its properties that might be damaged or destroyed. The Buyer has in full force and effect and is the sole beneficiary of the “key man” life insurance on the life of Charles Vogt with a face policy benefit of one million dollars ($1,000,000). The Buyer has not been refused any policy of insurance sought or applied for and the Buyer has no reason to believe that it will be unable to renew its existing insurance policies when the same shall expire at terms less favorable than those terms presently in effect, other than any increases in premiums for reasons other than any act or omission of the Buyer.

     Section 7.22 Minute Books. The minute books of the Buyer contain a complete summary of all meetings of directors and stockholders since the time of incorporation and reflect all transactions referred to in such minutes accurately in all material respects.
     Section 7.23 Labor Agreements and Actions; Employee Compensation. The Buyer is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of Buyer, has sought to represent any of the employees, representatives or agents of the Buyer. There is no strike or other labor dispute involving the Buyer pending, or to the knowledge of Buyer, threatened, nor is the Buyer aware of any labor organization activity involving its employees. To the knowledge of Buyer, no officer or key employee, or any group of key employees, intends to terminate their employment with the Buyer, nor does the Buyer have a present intention to terminate the employment of any officer holding any of the following positions: President, Chief Executive Officer, Chief Financial Officer, Vice President, Senior Vice President or Executive Vice President. The employment of each officer and employee of the Buyer is terminable at the will of the Buyer. To its knowledge, the Buyer has complied in all material respects with all applicable state and federal equal employment opportunity and other laws related to employment. Except for those Plans disclosed in Section 7.19 of the Buyer Disclosure Schedule, the Buyer is not a party to or bound by any currently effective employment contract, deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement, or other employee compensation agreement.
     Section 7.24 Investment Company Status. The Buyer is not an “investment company” or an entity directly or indirectly controlled by or acting on behalf of an investment company within the meaning of the Investment Company Act of 1940, as amended.
     Section 7.25 Brokers. Except for Citigroup Global Markets, the Buyer has no contract, arrangement or understanding with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement.
ARTICLE VIII.
COVENANTS
     Section 8.1 Conduct of the Business. Seller agrees that, during the period from the date of this Agreement to the Closing, except as otherwise: (i) contemplated by this Agreement, including the making of the Distributions permitted under Section 4.2; or, (ii) consented to by Buyer (which consent shall not be unreasonably withheld or delayed):
          (a) Seller shall conduct and shall cause the Companies to conduct the Business in all material respects in substantially the same manner as the Business is being conducted on the date hereof; and
          (b) Seller shall, and shall cause the Companies to: (i) not sell or dispose of any of the properties or assets of the Business, except in the ordinary course of business; (ii) maintain the properties, machinery and equipment owned or leased by the Business, in all material respects, in sufficient operating condition and repair to enable Seller and the Companies to conduct the Business in substantially the same manner in which the Business is currently conducted, except for maintenance or repair required by reason of fire, flood, earthquake or other similar acts of God; (iii) not terminate or materially amend any material Transferred Contract except in the ordinary course of business; (iv) not enter into any new material Contract other than (A) customer Contracts or (B) renewals of existing Contracts or (C) in the ordinary course of business; (v) not enter into any written employment agreement with any employee or increase in any manner the compensation of any of the officers or other key Business Employees, except for such increases as are granted in the ordinary course of business in accordance with customary practices (which shall include normal periodic performance reviews and related compensation and benefits increases) as required by a pre-existing commitment; (vi) not adopt, grant, extend or increase the rate or terms of any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such officers or Business Employees, except increases which are required by any applicable Law or by a pre-existing commitment, or which are granted in the ordinary course of business in accordance with customary practices; and (vii) operate in the ordinary course of business to preserve the relationships of the Business with suppliers, customers, licensors, licensees and others having material business relationships with the Business such that the Business will not be materially impaired.
     Section 8.2 Access to Information.
          (a) Until the Closing, Seller shall, and shall cause the Companies to (i) give Buyer and its authorized representatives reasonable access to all books, records, offices and other facilities and properties of the Companies and the VocalData Business; (ii) permit Buyer to make such inspections thereof as Buyer may reasonably request; and (iii) furnish Buyer with such financial and operating data and other information with respect to the business and properties of the Companies and the VocalData Business as Buyer may from time to time reasonably request; provided, however, that Buyer shall in each instance give reasonable prior notice to Seller, and that any such investigation shall be conducted during normal business hours under the supervision of Seller’s or the Companies’ personnel and in such a manner as to maintain the confidentiality of this Agreement and the transactions contemplated hereby and shall not interfere unreasonably with the business operations of the Companies or the VocalData Business; and, provided, further, that any such disclosure shall not be required if it would violate any laws or the terms or conditions of any contracts or adversely affect the ability of Seller or the Companies to assert attorney-client, attorney work product or other similar privilege.
          (b) Any disclosure whatsoever during such investigation by Buyer shall not constitute an enlargement of or additional representations or warranties of Seller beyond those specifically set forth in Article V of this Agreement.
          (c) All information concerning the Companies and/or Seller or the Business furnished or provided by either Company or Seller to Buyer or its representatives (whether furnished before or after the date of this Agreement) shall be held subject to a non-disclosure agreement between Seller and Buyer dated as of February 24, 2007 (the “Confidentiality Agreement”).

     Section 8.3 Consents.
          (a) Each of Seller and Buyer shall cooperate, and use its Reasonable Efforts, to make all filings and obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities necessary to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Seller and Buyer shall: (i) make any and all notifications and filings required to be made to any court, administrative agency or commission or other governmental agency, authority or instrumentality having supervisory or regulatory authority with respect to the relevant party or parties to this Agreement in connection with the transactions contemplated by this Agreement; and (ii) file any Notification and Report Forms and related material that such party may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the H-S-R Act, use its Reasonable Efforts to obtain early termination of the applicable waiting period, and make any further filings, submit requested documents and submit requested data, pursuant thereto that may be necessary, proper or advisable in connection therewith. Any and all filing fees in respect of such filings shall be paid by Buyer.
          (b) Seller shall use and shall cause the Companies to use their respective Reasonable Efforts to obtain any third party consents or approvals that Buyer may reasonably request in connection with the consummation of the transactions contemplated by this Agreement. Buyer agrees to provide such assurances as to financial capability, resources and creditworthiness as may be reasonably requested by any third party whose consent or approval is sought hereunder.
          (c) With respect to any agreements for which any required consent or approval is not obtained prior to the Closing, Seller and Buyer shall each use its Reasonable Efforts to obtain any such consent or approval after the Closing Date until such consent or approval has been obtained. At such time after Closing that any such consent or approval has been obtained, the Contract or other instrument or permit associated with such consent or approval shall be assigned or transferred to Buyer automatically without any other conveyance or other action by the parties.
          (d) For a period no greater than 18 months following the Closing Date: (i) to the extent permitted by applicable law, all Transferred Contracts for which a required consent has not been obtained as of the Closing shall be held, from the Closing Date and until the appropriate consents to transfer are obtained, by Seller in trust for Buyer, and the covenants and obligations thereunder shall be performed by Buyer, at its sole cost and expense, in Seller’s name, and all benefits and obligations existing thereunder shall be for Buyer’s account; and (ii) Seller shall take or cause to be taken, at Buyer’s sole cost and expense, such actions in its name or otherwise as Seller may reasonably determine so as to provide Buyer with the benefits of such Transferred Contracts and to effect collection of money or other consideration that becomes due and payable under such Transferred Contracts. Seller shall promptly pay over to Buyer all money or other consideration received by it after the Closing in respect to any such Transferred Contracts.

     Section 8.4 Reasonable Efforts. Each of Seller and Buyer shall cooperate, and use its Reasonable Efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth herein).
     Section 8.5 Covenant to Satisfy Conditions. Seller will use its Reasonable Efforts to ensure that the conditions set forth in Article IX hereof are satisfied, insofar as such matters are within the control of Seller. Buyer will use its Reasonable Efforts to ensure that the conditions set forth in Article IX hereof are satisfied, insofar as such matters are within the control of Buyer. Notwithstanding the foregoing, neither of the parties to this Agreement shall be required to waive any condition herein to its obligations at the Closing or to incur any substantial cost not otherwise required under this Agreement. Seller and Buyer further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby, to use all Reasonable Efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.
     Section 8.6 Public Announcements. Prior to the Closing, except as otherwise agreed to by the parties, the parties shall not issue any report, statement or press release or otherwise make any public statements with respect to this Agreement and the transactions contemplated hereby, except as in the reasonable judgment of the party may be required by law or in connection with the obligations of a publicly held company, in which case the parties will exercise their Reasonable Efforts to reach mutual agreement as to the language of any such report, statement or press release. Upon the Closing, Seller and Buyer will consult with each other with respect to the issuance of a joint report, statement or press release with respect to this Agreement and the transactions contemplated hereby.
     Section 8.7 Use of “Tekelec” Name. From and after the Closing, Buyer agrees not to use and shall cause the Companies and Buyer’s Affiliates not to use the “Tekelec” name in any manner in any part of the world as part of their company names or in any manner in connection with the Business or their respective businesses.
     Section 8.8 Employees; Employee Benefits.
          (a) Buyer shall be entitled to discuss potential post-Closing employment opportunities and responsibilities with any Business Employee provided that any employment offers are conditioned upon Closing, and further provided that Buyer shall continue to comply with the non-solicitation provisions of the non-disclosure agreement signed by Buyer and Seller if this Agreement is terminated in accordance with Section 10.1. Prior to the Closing Date and as contemplated by Section 3.2, Seller shall effect a restructuring of the Business by terminating certain Business Employees as described in Schedule 8.8(a) (the “Restructuring”). Prior to the Closing Date, Seller shall also transfer to the Companies (i) all Business Employees whose employment has not been or will not be terminated as part of the Restructuring and who have agreed to become employed by Buyer or either of the Companies at Closing and (ii) all employees of Seller who have agreed to become employed by Buyer or either of the Companies at Closing. Seller shall pay all costs associated with the Restructuring in accordance with Seller’s current policies and practices. Buyer will take no post-closing actions that will trigger obligations or liabilities on the part of Seller with respect to the Restructuring, including without limitation obligations and liabilities under the Worker Adjustment and Retraining Notification Act, as amended. Because the Companies do not directly employ most of their respective employees as of the date of the Agreement and most employees who perform services for the Business are employed directly by Seller, certain Intellectual Property Rights and Technology directly related to and used primarily in the current operation of the Business may be owned by Seller pursuant to confidentiality, nondisclosure and invention assignment agreements between Seller and such Business Employees and by virtue of the employer—employee relationship between Seller and the Business Employees. Prior to the Closing, Seller shall assign to the Companies all of Seller’s right, title and interest in and to Intellectual Property Rights and Technology used primarily in the current operations of the Business that was developed or created by the Business Employees, and Seller shall assign to the Companies all applicable right, title and interest of Seller under such agreements between Seller and such Business Employees. Prior to Closing, Seller must also record the assignment of all Patents and Trademarks pursuant to this Section in the applicable patent, trademark, or other intellectual property registration office (which for the United States, for example, is the United States Patent and Trademark Office).
(b) Except as agreed between Buyer and Seller pursuant to Section 8.8(a), Buyer agrees that prior to the Closing it will not require or request of Seller or either Company that Seller or the Companies terminate any Business Employees. Following the Closing, Buyer shall provide to each employee of Seller who continues as an employee of the Companies or becomes an employee of the Buyer from and after the Closing (an “Employee”) with a salary that is not less than the last base salary of record paid by Seller (as provided by Seller to Buyer in connection with this Agreement) to that Employee (including any adjustments by Seller in accordance with Section 5.8(d) or 8.1(b)(v), above), together with bonus and/or incentive compensation and benefits that are substantially comparable to the bonus and/or incentive compensation and benefits provided to similarly situated employees of Buyer. Buyer shall give full credit for all service with Seller or the Companies or any Affiliate thereof, and any predecessor thereto to the extent that service with such predecessor entity was recognized under the applicable Plan of Seller, the Companies or any Affiliate, to each Employee for purposes of vesting and eligibility, including waiting periods relating to preexisting conditions under medical plans, under any employee benefit plan (as defined in Section 3(3) of ERISA) maintained by Buyer or its Subsidiaries (and any vacation or accrued sick pay plan or policy) in which the Employees participate on or after the Closing Date. Prior to the Closing, Seller shall furnish Buyer with a list of the length of service with Seller, the Companies or their Affiliates for each of the Business Employees. For purposes of computing deductible amounts (or like adjustments or limitations on coverage) under any employee welfare benefit plan (as defined in Section 3(1) of ERISA), expenses and claims previously recognized for similar purposes under the applicable welfare benefit plan of the Companies or any Affiliate shall be credited or recognized under the comparable plan maintained after the Closing Date by Buyer or its Subsidiaries in which the Employees participate.

          (c) Notwithstanding anything in paragraph (a) of this Section to the contrary, if any Employee is discharged by Buyer or the Companies on or within twelve (12) months after the Closing Date, then Buyer shall be responsible for severance, if any, payable to such discharged Employee, such severance payable to be determined under Buyer’s then current severance policy, giving effect to the provisions of Section 8.8(b). Buyer and the Companies shall be responsible and assume all liability for all notices or payments due to any Employee, and all notices, payments, fines or assessments due to any government authority, pursuant to any applicable Laws with respect to the employment, discharge or layoff of Employees by Buyer or the Companies after the Closing, including the Worker Adjustment and Retraining Notification Act and any rules or regulations that have been issued in connection with the foregoing.
          (d) Seller shall be responsible for the continuation of health plan coverage, in accordance with the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), Sections 601 through 608 of ERISA and Section 4980B of the Code and the regulations hereunder, for any employee or former employee of the Business or the Companies or a qualified beneficiary under the Companies’ health plan (or a Seller or other affiliate health plan with respect to the Companies’ participation in such plan) who is already receiving COBRA benefits or who loses health coverage prior to Closing in connection with the transactions contemplated in this Agreement. Buyer shall be responsible for the continuation of health plan coverage, in accordance with the requirements of COBRA, Sections 601 through 608 of ERISA and Section 4980B of the Code and the regulations hereunder, for any Employee terminated by the Buyer or the Companies after the Closing.
          (e) Effective as of the Closing Date, Seller shall transfer, or cause to be transferred, to Buyer an amount, in cash, equal to the excess, if any, of the aggregate 2007 contributions of all Employees then participating in Seller’s or its Affiliate’s flexible benefits plan (the “Seller Flexible Benefits Plan”), over the aggregate 2007 reimbursements to all Business Employees under such plan. Buyer shall cause such amounts to be credited to each such employee’s accounts under Buyer’s (or one of its affiliate’s) corresponding flexible benefit plan (the “Buyer Flexible Benefits Plan”) which shall be established and in effect for such employees as of the Closing Date, and all claims for reimbursement which have not been paid as of the date of the transfer to Buyer and credited under the Buyer Flexible Benefits Plan shall be paid pursuant to and under the terms of the Buyer Flexible Benefits Plan. In connection with such transfer, Buyer shall deem that such employees’ deferral elections made under the Seller Flexible Benefits Plan for the 2007 calendar year shall continue in effect under the Buyer Flexible Benefits Plan for the remainder of the 2007 calendar year following the Closing Date.
     Section 8.9 Certain Tax Matters.
          (a) All transfer, documentary, sales, use, value-added, gross receipts, stamp, registration or other similar transfer Taxes incurred in connection with the transfer and sale of the Purchased Equity and the Purchased Assets and Assumed Liabilities as contemplated by the terms of this Agreement, including all recording or filing fees, notarial fees and other similar costs of Closing, that may be imposed, payable, collectible or incurred shall be shared equally by Seller and Buyer; provided, however, that any Taxes imposed on the sale of the Purchased

Assets shall be borne solely by Buyer to the extent that Buyer or any Affiliate is entitled to a credit or refund for such Taxes paid. All transfer Taxes shall be paid when due.
          (b) Seller will be responsible for the preparation and filing of all Non-Income Tax Returns for all Tax periods ending on, or prior to, the Closing Date (including Tax Returns required to be filed after the Closing Date) that relate to the Seller’s operation of the VocalData Business or Seller’s use or ownership of the Purchased Assets. Seller’s Non-Income Tax Returns to the extent they relate to the VocalData Business or Purchased Assets shall be prepared in accordance with applicable Law in all respects. Seller will be responsible for and make all payments of Non-Income Taxes shown to be due on such Tax Returns to the extent they relate to the Purchased Assets or the VocalData Business.
          (c) Buyer will be responsible for the preparation and filing of all Non-Income Tax Returns for all Tax periods commencing after the Closing Date, that Buyer is required to file with respect to Buyer’s ownership or use of the Purchased Assets or its operation of the VocalData Business. Buyer’s Non-Income Tax Returns, to the extent they related to the Purchased Assets or the VocalData Business, shall be prepared in accordance with applicable Law in all respects. Buyer will make all payments of Non-Income Taxes shown to be due on such Non-Income Tax Returns to the extent they relate to the Purchased Assets or the Business.
          (d) To the extent any payment of Non-Income Taxes made by Seller or Buyer is attributable to the Purchased Assets or VocalData Business and is made for a Straddle Period, the non-filing party shall within fifteen (15) days after notice from the paying party reimburse the paying party for the portion of such Non-Income Tax apportionable to such non-paying party upon receipt of a copy of the filed Non-Income Tax Return. These Non-Income Taxes shall be apportioned between the Seller and Buyer based upon the number of days in the applicable Straddle Period falling on or before the Closing Date and the number of days in the applicable Straddle Period falling after the Closing Date. The Seller shall be responsible for the amount apportioned to days on or before the Closing Date and Buyer shall be responsible for the amount apportioned to days after the Closing Date; provided, however, that in no event shall the non-paying party be responsible for any penalties, interest or the like resulting from any failure by the filing party to timely or correctly file any such Non-Income Tax Returns.
          (e) Seller shall include in its Income Tax Returns all items of income, gain, loss, deduction, and credit attributable to the ownership or operation of the Purchased Assets and the VocalData Business during any Pre-Closing Tax Period and shall be responsible for paying all Income Taxes on such income, gain, loss, deduction, and credit. Buyer shall include in its Income Tax Returns all items of income, gain, loss, deduction, and credit attributable to the ownership or operation of the Purchased Assets and the VocalData Business during any Post-Closing Tax Period and shall be responsible for paying all Income Taxes on such income, gain, loss, deduction, and credit.
          (f) Seller shall prepare or cause to be prepared and file or cause to be filed all Income Tax Returns for the Companies for all Tax periods ending on, or prior to the Closing Date. In this regard, Seller shall include in such Tax Returns the income, gains, losses, deductions, and credits of the Companies which are attributable to periods ending on or prior to the Closing Date, which items shall be determined based on an interim closing of the books of the Companies. Buyer shall cooperate with Seller in filing and causing to be filed such returns. Seller shall be responsible for payment of, and shall pay when due, any Income Taxes shown due on such returns. If, after the Closing Date, Buyer or the Companies pay any such Income Taxes for which Seller is responsible, Seller shall reimburse Buyer or the Companies within fifteen (15) days after the date Seller is notified by Buyer or the Companies that such Income Taxes were paid.
          (g) Buyer shall prepare or cause to be prepared and file all Income Tax returns for the Companies for all Tax periods beginning after the Closing Date. Seller shall cooperate with Buyer in filing and causing to be filed such returns. Buyer shall be responsible for payment of, and shall pay when due, any Income Taxes shown due on such returns. If, after the Closing Date, Seller pays any such Income Taxes for which Buyer or the Companies are responsible, Buyer shall reimburse Seller within fifteen (15) days after the date Buyer or the Companies is notified by Seller that such Income Taxes were paid.
          (h) Buyer or the Companies shall prepare or cause to be prepared and file or cause to be filed all Non-Income Tax Returns for the Companies for all periods ending prior to the Closing Date that are required to be filed after the Closing Date. Seller shall cooperate with Buyer in filing and causing to be filed such returns. Seller shall be responsible for payment of, and shall pay when due, any Non-Income Taxes shown due on such returns. If, after the Closing Date, Buyer or either Company pays any such Non-Income Taxes for which Seller is responsible, Seller shall reimburse Buyer or such Company within fifteen (15) days after the date Seller is notified by Buyer or either Company that such Taxes were paid.
          (i) Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Companies for all Straddle Periods. All Taxes with respect to the Companies attributable to Pre-Closing Periods shall be allocated to and paid by Seller, and all Taxes with respect to the Companies attributable to Post-Closing Periods shall be allocated to and paid by Buyer. In the case of any Taxes with respect to the Companies for a Straddle Period, the portion of such Taxes that are allocated to the Pre-Closing Period shall (x) be deemed to be the amount that would be payable if the relevant Tax period ended as of the Closing Date pursuant to an interim closing of the books in the case of all Income Taxes with respect to the Companies and any Non-Income Taxes with respect to the Companies not described in (y) below, and (y) in the case of Non-Income Taxes with respect to the Companies that cannot be allocated based upon an interim closing of the books (e.g., property or net worth taxes), be deemed to the amount of such Taxes for the entire Taxable period multiplied by a fraction, the numerator of which is the total number of days in that portion of such Taxable period ending on the Closing Date and the denominator of which is the total number of days in such Tax period. Seller shall pay to Buyer within fifteen (15) days after the date Seller is notified that Taxes with respect to the Companies attributable to a Straddle Period were paid by Buyer an amount equal to the portion of such Taxes attributable to the Pre-Closing Period. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with the lawful prior practices of Seller.

          (j) With respect to any Tax Return of the Companies required to be filed by Buyer or the Companies after the Closing Date for Pre-Closing Periods or Straddle Periods, Seller and its authorized representatives shall have the right to review and audit such Tax Returns prior to filing. Buyer and Seller agree to consult and resolve in good faith any issues arising as a result of the review and audit of any such Tax Return by Seller or its authorized representative. If Seller and Buyer cannot reach agreement on any issues raised by Seller, any such disagreement shall be resolved by Deloitte & Touche LLP (which Seller and Buyer each represent and warrant are independent of such party), or such other independent registered public accounting firm as Seller and Buyer shall mutually agree. The resolution of such accounting firm shall be final and binding on the parties and the Companies without any further adjustment. The costs, expenses and fees of such accounting firm shall be borne equally by Seller and Buyer.
          (k) Buyer covenants that without the prior consent of Seller it will not, and will not cause or permit the Companies or any Affiliate of Buyer, to change any Tax election or accounting method, amend any Tax Return, enter into any transaction, or take any action that is inconsistent with the lawful prior practices of Seller that results in any increased Tax liability of the Companies or Seller in respect of any Pre-Closing Tax Period; provided, however, Seller’s consent shall not be unreasonably withheld or delayed if Buyer agrees in writing to indemnify Seller for the increased Tax liability (including the Tax owed by Seller due to such indemnification payment). Seller covenants that without the prior written consent of Buyer, it will not, and will not cause the Companies or any Affiliate of Seller, to change any Tax election or accounting method, amend any Tax Return, enter into any transaction, or take any action that is inconsistent with the lawful prior practices of Seller that results in any increased Tax liability of the Companies or the Buyer in respect of any Post-Closing Tax Period; provided, however, Buyer’s consent shall not be unreasonably withheld or delayed if Seller agrees in writing to indemnify Buyer for the increased Tax liability (including the Tax owed by Buyer due to such indemnification payment).
          (l) Seller shall deliver to Buyer at the Closing, pursuant to Section 1445(b)(2) of the Code and Treasury Regulation § 1.1445-2(b)(2), a duly executed certification of non-foreign status of Seller.
          (m) Buyer and Seller agree to furnish or cause to be furnished to each other, upon written request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Companies or the Purchased Assets as is reasonably necessary for the filing of any Tax Return, for the preparation for any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment. Buyer and Seller shall cooperate with each other in the conduct of any audit or other proceedings involving the Companies or the Purchased Assets for any Tax purposes and each shall execute and deliver such documents as are necessary to carry out the intent of this subsection. Any Tax audit or other Tax proceeding shall be deemed to be a third party claim subject to the procedures set forth in Section 11.6 of this Agreement.
          (n) Buyer shall promptly pay or shall cause prompt payment to be made to Seller of all refunds of Taxes and interest thereon received by, or credited against the Tax liability of Buyer, any Affiliate of Buyer or the Companies attributable to Taxes paid by Seller or the Companies with respect to any Pre-Closing Tax Period or any portion of the Straddle Period prior to the Closing Date. If, with respect to a Tax Return required to be filed by the Companies, Seller reasonably determines that the Companies are entitled to file a claim for refund or an amended Tax Return with respect to a Pre-Closing Tax Period, Buyer shall, upon Seller’s reasonable request and at Seller’s expense, cause the Companies to file all such claims or amended Tax Returns; provided that Buyer shall not be required to cause the Companies to file any such claim or amended Tax Return if so doing could have the effect of increasing the Tax liability of Buyer or the Companies in any Post-Closing Tax Period.
          (o) Any tax sharing arrangement between the Companies, on the one hand, and Seller and any of its respective Affiliates (other than the Companies), on the other hand, shall be terminated with respect to the Companies as of the Closing Date, and the Companies shall have no further liabilities to the Seller or its Affiliates under any such tax sharing arrangements.
          (p) Seller shall (i) file sales and use Tax Returns in respect of the VocalData Business, Taqua, and Santera in each of the states specified on Schedule 5.17(a) by entering into voluntary disclosure agreements with each state as required and (ii) pay any sales and use Taxes due thereon which are attributable to Pre-Closing Tax Periods. At least three days before the Closing Date, Seller shall provide Buyer with a reasonable estimate of the sales and use Taxes expected to be due on or before the Closing Date, and Buyer agrees to provide reasonable assistance to assist the Seller to the extent necessary to complete the Tax Return filings and voluntary disclosure agreements after the Closing Date. Seller shall file, on or before the Closing Date, a 2005 personal property rendition with Collin County Texas for the personal property related to the Business which is located at 3601 and 3605 E. Plano Parkway, Plano, Texas and shall furnish the Buyer with a copy of such rendition.
     Section 8.10 Exclusivity.
          (a) From and after the date of this Agreement until the earlier of the Closing Date or termination of this Agreement pursuant to Article X, Seller shall not, directly or indirectly, solicit offers from, or in any manner initiate or encourage the submission of any proposal of, any third party relating to the Purchased Equity or all or substantially all of the Purchased Assets, including any acquisition structured as a tender offer, exchange offer, merger, consolidation, or share exchange (such proposals, announcements or transactions being called herein “Acquisition Proposals”).
          (b) Notwithstanding the foregoing, if the members of the Board of Directors of Seller reasonably believe that the following is necessary for the purpose of fulfilling their fiduciary duties, Seller, the Companies and their respective directors, officers and managers may participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any Acquisition Proposal initiated by any other Person that has (i) made a bona fide proposal that the Seller reasonably believes constitutes a Superior Proposal, and (ii) entered into a confidentiality agreement on terms substantially similar to the agreement executed by Seller and Buyer, but allows Seller to comply with this Agreement. Seller shall be permitted to direct its officers and other employees, agents, advisors and counsel to cooperate with and be reasonably available to consult with any such third party under the circumstances described in this Section 8.10. Notwithstanding anything to the contrary in this Agreement, Seller’s rights under this Section 8.10(b) and under Section 8.10(d) shall terminate and be of no further force or effect at 11:59 p.m. Eastern time on April 3, 2007 (the “End Time”), and any and all activities, if any, of Seller, the Companies and their respective directors, officers and managers that were previously occurring pursuant to and in accordance with this Section 8.10(b) shall immediately cease at the End Time.
          (c) Seller will notify Buyer as promptly as practicable (but in any event within 48 hours) after receipt of any Acquisition Proposal, or any material modification of or material amendment to any Acquisition Proposal, or if Seller or any of its Affiliates conduct any discussions or negotiations concerning any Acquisition Proposal.
          (d) Seller may enter into a letter of intent, memorandum of understanding, acquisition agreement or similar agreement in connection with any Superior Proposal and terminate this Agreement if and only if (i) Seller exercises these rights prior to the End Time specified in Section 8.10(b), (ii) the Board of Directors approves the Superior Proposal, (iii) Seller has complied with this Section 8.10, (iv) at least five business days have passed from the date Buyer received the notice set forth in Section 8.10(c), (v) Seller provides Buyer written notice of its decision to accept the Superior Proposal, and (vi) with the notice identified in the preceding clause Seller delivers to Buyer the Termination Fee.
          (e) Seller will, and will cause its Subsidiaries and their respective officers, directors, agents and representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Buyer and its representatives) conducted heretofore with respect to any Acquisition Proposal. Seller agrees not to, and to cause its Subsidiaries not to, release any third party from the confidentiality and stand still provisions of any agreement to which Seller or its Subsidiaries is a party or becomes a party. Seller will use reasonable efforts to ensure that the officers, directors and all employees agents and representatives of the Seller or its Subsidiaries are aware of the restrictions in this Section 8.10 as reasonably necessary to avoid violations thereof. Any violation of the restrictions set forth in this Section 8.10 by any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant, or other retained representative) of the Seller will be deemed to be a breach of this Section 8.10 by the Seller.
     Section 8.11 Investor Rights Agreement. At the Closing, Buyer will provide for Seller, and Seller will agree, to become a party to: (i) the Investors’ Rights Agreement pursuant to the terms of that certain Amendment No. One to Ninth Amended and Restated Investors’ Rights Agreement dated as of March 20, 2007 by and among the parties to the Investor Rights Agreement and (ii) the Co-Sale Agreement pursuant to the terms of that certain Amendment No. One to Ninth Amended and Restated First Refusal and Co-Sale Agreement dated as of March 20, 2007 by and among the parties to the Co-Sale Agreement.

     Section 8.12 Notice of Developments(a) .
          (a) Prior to Closing, Seller shall promptly notify Buyer in writing of any development to the knowledge of Seller causing a breach of any of the representations and warranties of Seller in Article V above. No later than five business days prior to the anticipated Closing Date, Seller shall deliver to Buyer updated Disclosure Schedules to reflect any changes occurring following the date of this Agreement, which updated Schedules shall be deemed to modify the representations and warranties of Seller in this Agreement unless such changes would have a Material Adverse Effect, in which case Buyer’s sole remedy is to terminate the Agreement in accordance with Section 10.1(d).
          (b) Prior to Closing, Buyer shall promptly notify Seller in writing of any development to the knowledge of Buyer causing a breach of any of the representations and warranties of Buyer in Article VII above. No later than five business days prior to the anticipated Closing Date, Buyer shall deliver to Seller updated Buyer Disclosure Schedules to reflect any changes occurring following the date of this Agreement, which updated Buyer Disclosure Schedules shall be deemed to modify the representations and warranties of Buyer in this Agreement unless such changes would have a Buyer Material Adverse Effect, in which case, Seller’s sole remedy is to terminate the Agreement in accordance with Section 10.1(d).
     Section 8.13 Remittances of Receivables. After the Closing, if Seller receives any payments on accounts receivable or other amounts that are otherwise properly due and owing to the Companies or Buyer, or otherwise included in the Purchase Assets, Seller shall promptly remit such amounts to Buyer promptly after receipt of such funds.
     Section 8.14 Bulk Transfer Laws. Buyer acknowledges that Seller has not taken, and does not intend to take, any action required to comply with any applicable bulk transfers laws or similar laws.
     Section 8.15 Covenant Not to Solicit. Beginning on the Closing Date and ending on the second anniversary of the Closing Date, Seller shall not, directly or indirectly, solicit the employment of any Business Employee who commences employment with Buyer or who continues employment with the Companies from and after the Closing Date. This restriction shall not apply to any Business Employee whose employment with the Buyer or the Companies is terminated by Buyer or the Companies (or any Affiliate thereof) after the Closing. Beginning on the Closing Date and ending on the second anniversary of the Closing Date, Buyer shall not, directly or indirectly, solicit the employment of any employee of Seller or any Affiliate of Seller. This restriction shall not apply to any employee of Seller or any Affiliate of Seller whose employment with Seller or such Affiliate is terminated by Seller or such Affiliate after the Closing.
     Section 8.16 Shared Contracts. Set forth on Schedule 8.16 hereto is a list of Contracts to which Seller is a party and which Seller relies upon in the operation of the Business and its other businesses (collectively, the “Shared Contracts”). None of the Shared Contracts will be included in the Purchased Assets because neither Company is a party to them and because Seller will continue to rely upon them to operate its retained businesses. Seller is providing this list of

Shared Contracts so that Buyer can assess whether and/or how to replace the Shared Contracts to support the operation of the Business after the Closing (a copy of each Shared Contract was made available to the Buyer in Seller’s online data room). For a period of six months after the Closing and at Buyer’s request, Seller shall, at Buyer’s sole cost and expense and in such manner as Seller may reasonably determine (but not, for example, through the offering of any guarantee), cooperate with and assist Buyer and the Companies in their efforts to enter into new contractual arrangements with the other parties to such Shared Contracts. No commitments or representations are made by Seller that Buyer or the Companies will be able to enter into new contractual arrangements with such parties, or that any such new contractual arrangements will be on terms and conditions and at prices as favorable as the Shared Contracts. For a period of six months after the Closing, Seller will cooperate in good faith with Buyer, at Buyer’s sole cost and expense, after Closing to assist Buyer in seeking a partial assignment for Shared Contracts including, at Buyer request, sending to each other party or parties to any Shared Contracts a notice in the form reasonably acceptable to Seller requesting such partial assignment.
     Section 8.17 Non-Development Agreement. For a period of two years from and after the Closing Date, Seller shall not develop or build Products as they exist on the Closing Date as identified by the part numbers listed on Schedule 8.17.
     Section 8.18 Seller’s Anti-Anti-Dilution Rights. On and after the Closing Date, Buyer covenants and agrees that it shall not, either directly or indirectly, without the prior written consent of Seller, purchase, redeem or otherwise acquire any outstanding securities of Buyer, or take any other action, where, immediately following the date of such purchase, redemption, acquisition or other action, Seller would own 20% or more of the Vested Voting Equity outstanding as of the date of such purchase, redemption, acquisition or other action (the “Remaining Vested Voting Equity”), unless immediately prior to such purchase, redemption or other acquisition, Seller already owned 20% or more of the Remaining Vested Voting Equity. If an event occurs after Closing which for any reason shall cause Seller’s equity interest in Buyer to exceed 19.99% of the Remaining Vested Voting Equity, then Seller shall be deemed to have put and sold to Buyer, effective immediately prior to such event, such number of Buyer Investment Shares and/or Dilution Protection Shares as shall result in Seller’s maintaining ownership of 19.99% of the Remaining Vested Voting Equity. Buyer shall within five days after the occurrence of any such event pay to Seller in cash the purchase price for such Buyer Investment Shares and/or Dilution Protection Shares, which purchase price shall be equal to the fair market value of such Buyer Investment Shares and/or Dilution Protection Shares on the last date the value of such Buyer Investment Shares and/or Dilution Protection Shares is determined by a qualified third party consultant selected by Buyer in its reasonable discretion. The foregoing put provisions shall not constitute Seller’s exclusive remedy for any breach by Buyer of its covenants in the first two sentences of this Section 8.18.
     Section 8.19 Certain Post-Closing Covenants of Buyer. Buyer hereby covenants and agrees that following the Closing Date:
          (a) Buyer will furnish, as soon as practicable after the end of each quarter, and in any event within forty five (45) days thereafter, consolidated balance sheets of

Buyer and Buyer’s subsidiaries, if any, as at the end of each such quarter, and consolidated statements of income and of statements of cash flow and stockholder’s equity of Buyer and Buyer’s subsidiaries, if any, for each such quarter, and for the current fiscal year to date, unaudited, but prepared in accordance with GAAP, consistently applied, all in reasonable detail and certified, subject to changes resulting from year-end audit adjustments, by the chief financial officer of Buyer; provided, however, that such reports need not include all footnotes required under GAAP.
          (b) Buyer will furnish, as soon as practicable after the end of each fiscal year, and in any event within one hundred and twenty (120) days thereafter, consolidated balance sheets of Buyer and its subsidiaries, if any, as at the end of such fiscal year, and consolidated statements of income and statements of cash flow and stockholders’ equity of Buyer and its Subsidiaries, if any, for such year, prepared in accordance with GAAP, consistently applied, and setting forth in each case in comparative form the financial statements for the previous fiscal year, all in reasonable detail and audited by independent public accountants of recognized standing selected by Buyer.
          (c) Buyer will furnish such other information that is provided to shareholders generally; provided, however, that Buyer shall not be obligated pursuant to this Section 8.19 to disclose or provide any information if such action would result in a publication of such information or result in a breach of any obligation of Buyer to protect and/or keep secret such information unless Seller has entered into a standard confidentiality agreement with respect thereto.
          (d) In connection with a redemption of Buyer Investment Shares or Dilution Protection Shares pursuant to Section 8.18 of this Agreement or as reasonably requested by Seller in order to comply with Seller’s public reporting obligations, Buyer will furnish any valuation reports related to the Buyer (e.g., business enterprise valuations, fair market valuations of common stock in support for the exercise price of stock options or similar instruments, etc.); provided that Seller shall enter into an appropriate non-disclosure agreement with the provider of such valuation reports.
          (e) Buyer will furnish to Seller, as soon as available, but in any event thirty (30) days prior to the end of each fiscal year, a budget and business plan for the next fiscal year, including cash flow projection and operating budget, prepared on a monthly basis, including balance sheets and income statements for such months and, as soon as prepared, any other budgets or revised budgets prepared by Buyer.
          (f) Without Seller’s consent, Buyer will not enter into any amendment or modification to or waiver of the provisions of the Investor Rights Agreement, as amended to date or in the future, or to the Co-Sale Agreement, as amended to date or in the future, that would adversely affect the rights of Seller thereunder in a manner disproportionate to the rights of other holders of Genband Common Stock that are parties to these agreements. Notwithstanding the foregoing, Buyer shall have the right to terminate Seller’s Board observer rights set forth in Section 2.8(c) of the Investor Rights Agreement, as amended, upon the termination of the rights of Siemens and the Alcatel Group set forth in Sections 2.8(a) and (b)

of the Investor Rights Agreement, and all other similar Board observer rights granted to any other Person
     Section 8.20 Facilities Consolidation Costs. Following the Closing and in accordance with the billing, payment and other additional terms set forth in the Transition Services Agreement, Seller agrees to reimburse Buyer for up to the maximum aggregate amount of $800,000 for actual and reasonable out-of-pocket expenses incurred by Buyer during the 180-day period following the Closing Date in effecting the relocation and consolidation of Business Employees within the Plano Facilities. Such reimbursable expenses shall include expenses incurred in (i) moving employees, cubicles and labs from one Plano Facility to the other, (ii) reorganizing workspaces, (iii) constructing conference rooms and demising walls, but in each case only to the extent such expenses relate to the consolidation of facilities to accommodate the relocation of Business Employees.
ARTICLE IX.
CONDITIONS TO OBLIGATIONS OF THE PARTIES
     Section 9.1 Conditions to Each Party’s Obligation. The respective obligation of each party to consummate the transactions contemplated herein is subject to the satisfaction at or prior to the Closing of the following conditions:
          (a) No statute, rule or regulation shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits or restricts the consummation of the transactions contemplated hereby;
          (b) There shall not be in effect any judgment, order, injunction or decree of any court of competent jurisdiction enjoining the consummation of the transactions contemplated hereby;
          (c) There shall not be any suit, action, investigation, inquiry or other proceeding instituted, pending or threatened by any governmental or other regulatory or administrative agency or commission which seeks to enjoin or otherwise prevent consummation of the transactions contemplated hereby;
          (d) All necessary regulatory notices, consents, authorizations and other approvals required for the consummation of the transactions contemplated herein shall have been obtained and any waiting periods applicable to the transactions contemplated by this Agreement under applicable U.S. antitrust or trade regulation laws and regulations, including under the H-S-R Act, shall have expired or been terminated; and
     Section 9.2 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated hereby are further subject to the satisfaction (or waiver) at or prior to the Closing of the following conditions:
          (a) The representations and warranties of Buyer contained in Article VII of this Agreement shall be true and correct in all material respects at the date hereof and as of the

Closing as if made at and as of such time, except for changes permitted or contemplated hereby and except for representations and warranties which are as of a specific date;
          (b) Buyer shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing pursuant to the terms hereof;
          (c) Buyer shall have delivered to Seller those items set forth in Section 3.4 hereof;
          (d) The respective landlords for the Plano Facilities shall have consented in writing to the Plano Lease Assignment and to the Plano Sublease;
          (e) Buyer shall not have suffered a Buyer Material Adverse Effect; and
          (f) Buyer shall have delivered to Seller a Certificate executed by an executive officer of Buyer, dated as the Closing Date, to the effect that the conditions set forth in Sections 9.2(a), (b) and (e) have been satisfied.
     Section 9.3 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated hereby are further subject to the satisfaction (or waiver) at or prior to the Closing of the following conditions:
          (a) The representations and warranties of Seller contained in Article V of this Agreement shall be true and correct in all material respects at the date hereof and as of the Closing as if made at and as of such time, except for changes permitted or contemplated hereby and except for representations and warranties which are as of a specific date;
          (b) Seller shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing pursuant to the terms hereof;
          (c) Seller shall have delivered to Buyer those items set forth in Section 3.3 hereof;
          (d) The Business shall not have suffered a Material Adverse Effect; and
          (e) Seller shall have delivered to the Buyer a Certificate executed by an executive officer of Seller, dated as the Closing Date, to the effect that the conditions set forth in Section 9.3(a), (b) and (d) have been satisfied.

ARTICLE X.
TERMINATION; AMENDMENT; WAIVER
     Section 10.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned prior to the Closing as follows:
          (a) At any time, by mutual written consent of Seller and Buyer;
          (b) By Buyer, on the one hand, or by Seller, on the other hand, if any court of competent jurisdiction in the United States or any United States governmental body shall have issued a final and non-appealable judgment, order, injunction, decree, or ruling permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; provided that no party hereto affiliated with the person who brought the action seeking the permanent enjoinment of the transactions contemplated hereby may seek termination of this Agreement pursuant to this Section 10.1(b);
          (c) If the transactions contemplated hereby or any of the conditions to Closing hereunder become impossible to perform or obtain, as applicable, provided that no party hereto who caused such impossibility may seek termination of this Agreement pursuant to this Section 10.1(c);
          (d) Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing in the event (i) Seller has given Buyer any notice pursuant to Section 8.12(a) and (ii) the development that is the subject of the notice has had a Material Adverse Effect. Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing in the event (i) Buyer has given Seller any notice pursuant to Section 8.12(b) above and (ii) the development that is the subject of the notice has had a Buyer Material Adverse Effect.
          (e) Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing in the event Seller has breached any representation, warranty or covenant contained in this Agreement in any material respect, Buyer has notified Seller of the breach, and the breach has continued without cure for a period of fifteen (15) days after the notice of breach;
          (f) Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing in the event Buyer has breached any representation, warranty or covenant contained in this Agreement in any material respect, Seller has notified Buyer of the breach, and the breach has continued without cure for a period of fifteen (15) days after the notice of breach; or
          (g) At any time on or after May 31, 2007 (or such later date as Seller and Buyer shall have agreed in writing), by either Seller, on the one hand, or Buyer, on the other hand, if the Closing shall not have occurred on or prior to such date (or such later date as Seller and Buyer shall have agreed in writing); provided that no party hereto may seek termination of this Agreement pursuant to this Section 10.1(g) if the failure of any condition precedent under Article

IX results primarily from such party breaching any representation, warranty or covenant contained in this Agreement.
          (h) Prior to the End Time by Seller in accordance with Section 8.10.
     Section 10.2 Procedure and Effect of Termination. In the event of the termination of this Agreement and the abandonment of the transactions contemplated hereby pursuant to Section 10.1 hereof, written notice thereof shall forthwith be given by the party so terminating to the other party and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by Seller, on the one hand, or Buyer, on the other hand. If this Agreement is terminated pursuant to Section 10.1 hereof:
          (a) Each party shall redeliver to the party furnishing the same all documents, work papers and other materials received from the other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, and all confidential information received by any party hereto with respect to the other party shall be treated in accordance with the Confidentiality Agreement and Section 8.2(c) hereof;
          (b) All filings, applications and other submissions made pursuant hereto shall be withdrawn from the agency or other person to which made; and
          (c) There shall be no liability or obligation hereunder on the part of Seller or Buyer or any of their respective directors, officers, employees, managers, members, affiliates, controlling persons, agents or representatives, except that Seller or Buyer, as the case may be, may have liability to the other party if the basis of termination is a willful, material breach by Seller or Buyer, as the case may be, of one or more of the provisions of this Agreement. The obligations provided for in Sections 8.2(c), 10.2(a) and 10.3 and Article XII hereof shall survive any termination of this Agreement.
     Section 10.3 Reimbursement Fee. In the event this Agreement is terminated by the applicable party pursuant to Sections 10.1(c), (d), (e) or (f) hereof, where the failure giving rise to such right of termination shall have been caused in whole or in part by any action or inaction within the control of the other party (it being understood that any action or inaction outside the control of any party shall not come within this Section 10.3), the non-terminating party shall within five business days following the termination of this Agreement pay the terminating party the amount equal to reimbursement of out-of-pocket fees and expenses incurred by the terminating party in connection with the transactions contemplated by this Agreement.
ARTICLE XI.
SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION
     Section 11.1 Survival of Representations, Warranties and Agreements.
          (a) The representations and warranties made by Seller in Article V shall survive for a period of twelve (12) months after the Closing Date, provided, however, that the representations and warranties contained in Sections 5.9(c) (Title) and 5.17 (Taxes) shall survive for a period of twenty four (24) months after the Closing Date (such survival periods being referred to herein as the applicable “Indemnity Period”); provided further, however, that any obligations under Section 11.2 with respect to breaches of representations and warranties made by Seller shall not terminate with respect to any Damages as to which the Person to be indemnified shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to the indemnifying party in accordance with Section 11.2 before the termination of the applicable Indemnity Period.
          (b) The representations and warranties made by Buyer in Article VII shall survive for a period of twelve (12) months after the Closing Date (also referred to herein as the “Indemnity Period”); provided, however, that any obligations under Section 11.3 with respect to breaches of representations and warranties made by Buyer shall not terminate with respect to any Damages as to which the Person to be indemnified shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to the indemnifying party in accordance with Section 11.3 before the termination of the applicable Indemnity Period.
          (c) The parties intend to shorten the statute of limitations and agree that no claims or causes of action may be brought against Seller or Buyer based upon, directly or indirectly, any of the representations or warranties hereof after the Closing or after any applicable Indemnity Period or, except as provided in Section 10.2(c) hereof, after any termination of this Agreement.
          (d) This Section 11.1 shall not limit any covenant or agreement of the parties which contemplates performance after the Closing, including the covenants and agreements set forth in Sections 4.1, 8.6, 8.7, 8.8, 8.9, 8.18 and 8.19 hereof, which shall survive the Closing until expiration in accordance with their terms or any applicable statute of limitations.
          (e) Except as provided in Section 10.2(c) hereof, the representations, warranties, covenants and agreements shall not survive any termination of this Agreement pursuant to Section 10.1.
          Section 11.2 Seller’s Agreement to Indemnify.
          (a) Subject to the terms and conditions set forth herein, from and after the Closing, Seller shall indemnify and hold harmless Buyer and its directors, officers, employees, affiliates, controlling persons, agents and representatives and their successors and assigns (collectively, the “Buyer Indemnitees”) from and against all liability, demands, claims, actions or causes of action, assessments, losses, damages, costs and expenses (including the reasonable fees and expenses of attorneys and experts) (collectively “Damages”) asserted against or incurred by any Buyer Indemnitee as a result of or arising out of:
          (i) a breach by Seller of any representation or warranty contained in Article V of this Agreement when made or at and as of the Closing,
          (ii) any breach or violation of any covenant or agreement made in this Agreement by Seller to be performed after the Closing,

          (iii) any Excluded Liabilities,
          (iv) any failure by Seller to deliver any of the Purchased Assets, or
          (v) the ownership, use or possession of the Excluded Assets.
          (vi) any Taxes imposed on or with respect to the Companies which are attributable to any Pre-Closing Tax Period or result from any transaction in a Pre-Closing Tax Period, any Taxes attributable to the ownership or operation of the Purchased Assets and/or the VocalData Business during any Pre-Closing Tax Period, any liability for Taxes under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign tax Law) or as a transferee or successor, and any Taxes resulting from a breach of Seller’s representations and warranties in Section 5.17 (except to the extent such Taxes were already paid or reimbursed by Seller pursuant to Section 8.9).
          (b) Seller’s obligations to indemnify the Buyer Indemnitees pursuant to Section 11.2(a)(i) hereof with respect to a breach of a representation or warranty contained in this Agreement are subject to the following limitations:
          (i) No indemnification shall be made by Seller unless the aggregate amount of Damages exceeds $500,000 and, in such event, indemnification shall be made by Seller from the first dollar of such Damages.
          (ii) In no event shall Seller’s aggregate obligation to indemnify the Buyer Indemnitees exceed 25% of the total value of: (A) the Buyer Investment Shares to be received at Closing and (B) the shares of GenBand Common Stock issued pursuant to the Dilution Protection Right, or, in the case of fraud, 100% of the total value of: (A) the Buyer Investment Shares to be received at Closing and (B) the shares of GenBand Common Stock issued pursuant to the Dilution Protection Right, whether paid in cash, Escrow Shares in accordance with the Escrow Agreement, and/or other Buyer Investment Shares or Dilution Protection Shares as contemplated by Section 11.2(c) below.
          (c) Notwithstanding anything to the contrary herein, Seller may, at its election and in its sole discretion, elect to satisfy any indemnification obligations to any Buyer Indemnitee under this Article XI by: (i) payment in cash, (ii) delivery of Escrow Shares in accordance with the Escrow Agreement; and/or (iii) other Buyer Investment Shares or Dilution Protection Shares, in any combination of the foregoing determined by Seller having a value equal to the amount of the indemnification obligation. Escrow Shares, Buyer Investment Shares and/or Dilution Protection Shares delivered for purposes of satisfying any such indemnification obligation of Seller and/or referenced for purposes of computing the value of any indemnity caps and limitations under this Article 11 shall be valued at one dollar and forty-four cents ($1.44) per Escrow Share, Buyer Investment Share and/or Dilution Protection Share, as applicable. Subject to the foregoing and during the term of the Escrow Agreement, Seller shall deliver Escrow Shares in satisfaction of such indemnification obligation pursuant to and in accordance with the terms of the Escrow Agreement.

          (d) The amount of any Damages shall be reduced by any amount received by a Buyer Indemnitee with respect thereto under any insurance coverage or from any other party alleged to be responsible therefor. The Buyer Indemnitees shall use Reasonable Efforts to collect any amounts available under such insurance coverage and from such other party alleged to have responsibility. If a Buyer Indemnitee receives an amount under insurance coverage directly as a result of Damages at any time subsequent to any indemnification provided by Seller pursuant to this Section 11.2, then such Buyer Indemnitee shall promptly reimburse Seller for any payment made by Seller in connection with such indemnification up to such amount received by the Buyer Indemnitee.
          (e) The caps applicable to Seller’s obligation to indemnify the Buyer Indemnitees under Section 11.2(b)(ii) are modified as expressly described below, and all other terms of Seller’s indemnity shall remain unchanged in all other respects:
     (1) Monetary damages under Section 11.2(a)(ii) shall be subject to a cap of 100% of the total value of: (A) the Buyer Investment Shares to be received at Closing and (B) the shares of GenBand Common Stock issued pursuant to the Dilution Protection Right (provided that this Section 11.2 shall not limit Buyer’s ability to seek injunctive relief, when appropriate);
     (2) Sections 11.2(a)(iii), 11.2(a)(v), and 11.2(a)(vi) shall not be subject to this cap.
     Section 11.3 Buyer’s Agreement to Indemnify. Subject to the terms and conditions set forth herein, from and after the Closing, Buyer shall indemnify and hold harmless Seller and its directors, officers, employees, affiliates, controlling persons, agents and representatives and their successors and assigns (collectively, the “Seller Indemnitees”) from and against all Damages asserted against or incurred by any Seller Indemnitee as a result of or arising out of:
          (a) a breach of any representation or warranty contained in Article VII of this Agreement when made or at and as of the Closing,
          (b) any breach or violation of any covenant or agreement made in this Agreement by Buyer to be performed after the Closing, (with monetary damages subject to a cap equal to 100% of the total value of: (A) the Buyer Investment Shares to be received at Closing and (B) the shares of GenBand Common Stock issued pursuant to the Dilution Protection Right and provided that Seller may seek injunctive relief, when appropriate),
          (c) any Assumed Liabilities, and
          (d) events occurring or circumstances existing in connection with the Purchased Equity, the Purchased Assets or the conduct and operation of the Business, including without limitation the ownership, possession and use of the Purchased Assets prior to, at or after the Closing (except in each case to the extent that Buyer is expressly entitled to be indemnified pursuant to Section 11.2).

     Section 11.4 Notice of Claims.
          (a) Upon obtaining knowledge of any Damages, the party entitled to indemnification (the “Injured Party”) shall promptly deliver written notice (a “Notice of Claim”) to the party liable for such indemnification (the “Indemnifying Party”) which Notice of Claim shall set forth in reasonable detail and to the extent then known the basis of the claim for Damages and, to the extent reasonably practicable, a reasonable estimate of the amount thereof. The failure of an Injured Party to timely deliver a Notice of Claim to the Indemnifying Party shall not release the Indemnifying Party from its indemnity obligations under this Article XI, except to the extent that the Indemnifying Party is materially prejudiced in its ability to defend such claim.
          (b) If no third party claim is involved, the Injured Party and Indemnifying Party shall attempt for not less than thirty (30) days to negotiate a mutually satisfactory resolution of the matter set forth in a Notice of Claim. In the event such parties are not able to agree on a mutually satisfactory resolution, either party may seek to resolve the dispute by litigation in any court of competent jurisdiction in accordance with the provisions of Section 12.8 hereof.
     Section 11.5 General Limitations; Exclusive Remedy.
          (a) In the case of claims made under Sections 11.2(a)(i) or 11.3(a), the Indemnifying Party shall be obligated to indemnify the Injured Party only for those claims giving rise to Damages as to which the Injured Party has given to the Indemnifying Party written notice thereof prior to the end of the Indemnity Period.
          (b) The provisions of this Article XI shall constitute the exclusive remedy of the parties with respect to any and all claims, losses, damages, liabilities, expenses or costs resulting from or arising out of any breach of any representation, warranty, or covenant of this Agreement, or otherwise resulting from or arising out of the transactions contemplated hereby and which may be asserted on or after the Closing.
     Section 11.6 Third-Party Indemnification.
          (a) If the Injured Party settles or compromises any third-party claims prior to giving a Notice of Claim to the Indemnifying Party, the Indemnifying Party shall be released from its indemnity obligation.
          (b) With respect to any action or any claim set forth in a Notice of Claim relating to a third-party claim, the Indemnifying Party may defend, in good faith and at its expense, any such claim or demand, and the Injured Party, at its expense, shall have the right, but not the obligation, to participate in (but not control) at its expense in the defense of any such third-party claim. So long as the Indemnifying Party is defending any such third-party claim, the Injured Party shall not settle or compromise such third-party claim without the consent of the Indemnifying Party which consent shall not be unreasonably withheld. If such claim is settled by the Injured Party without the Indemnifying Party’s consent, the Injured Party shall be deemed to have waived all rights hereunder for money damages arising out of such claim. The

Indemnifying Party may settle or compromise such third-party claim without the consent of the Injured Party, if (i) the settlement or compromise involves only the payment of monetary damages and included in such settlement or compromise as an unconditional term thereof is the delivery to Injured Party of a written release from all liability in respect of such third-party claim. and (ii) in the case of a claim relating to Taxes, such settlement or compromise is on a basis that would not increase any tax liabilities incurred by, or adversely impact any tax attributes of, the Injured Party or its Affiliates (unless the Indemnifying Party is indemnifying the Injured Party and its Affiliates for any such increase in tax liabilities or adverse impact on tax attributes). Otherwise, the Indemnifying Party may not settle or compromise such third-party claim without the consent of the Injured Party, which consent shall not be unreasonably withheld. The Injured Party shall make available to the Indemnifying Party or its representatives all records and other materials reasonably required for use in contesting any third-party claim. The Injured Party shall cooperate in good faith with the Indemnifying Party in the defense of all such claims.
          (c) If the Indemnifying Party fails to assume the defense of any such third-party claims, within thirty (30) days after receipt of a Notice of Claim (or such shorter period of time that the Injured Party may be required to respond to any suit or governmental action), the Injured Party shall have the right to undertake the defense, settle or compromise any such third-party claim at the risk and expense of the Indemnifying Party, subject to the right of the Indemnifying Party to assume the defense of such claim at any time prior to settlement, compromise or final determination thereof. The failure of the Indemnifying Party to respond in writing to the aforesaid notice of the Injured Party with respect to such third-party claim within thirty (30) days after receipt thereof shall be deemed an election not to defend same. The Indemnifying Party will not, however, be responsible for any Damages if and to the extent that they arise from action taken or omitted to be taken by the Injured Party in bad faith, fraudulently, negligently or as a result of a breach of this Agreement by the Injured Party.
ARTICLE XII.
MISCELLANEOUS
     Section 12.1 Fees and Expenses. Except as otherwise expressly provided herein, Seller and Buyer shall each bear its own costs, fees and expenses in connection with, or in anticipation of, this Agreement and the consummation of the transactions contemplated hereby, including fees and expenses of attorneys, accountants and financial advisors. In addition, each of Seller, on the one hand, and Buyer, on the other hand, shall indemnify and hold harmless the other party from and against any and all claims or liabilities for financial advisory and finders’ fees incurred by reason of any action taken by such party or otherwise arising out of the transactions contemplated by this Agreement by any person claiming to have been engaged by such party.
     Section 12.2 Further Assurances. From time to time after the Closing Date, at the reasonable request of another party hereto and at the expense of the party so requesting, each of the parties hereto shall execute and deliver to such requested party such documents and take such other action as such requesting party may reasonably request in order to consummate more effectively the transactions contemplated hereby. Any such documents executed or acts taken by either party at the request of the other party shall be at the requesting party’s expense and the other party shall not, in connection therewith or as a result thereof, incur any legal liability beyond that provided for in this Agreement.
     Section 12.3 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and may be given by any of the following methods: (a) personal delivery; (b) facsimile transmission; (c) registered or certified mail, postage prepaid, return receipt requested; or (d) overnight delivery service. Notices shall be sent to the appropriate party at its address or facsimile number given below (or at such other address or facsimile number for such party as shall be specified by notice given hereunder):
If to Buyer to:
GENBAND Inc.
3701 W. Plano Parkway, Suite 200
Plano, Texas 75075-7833
Attention: Ms. Jan Gaulding
Facsimile: (972) 521-5801
with a copy to:
Baker Botts L.L.P.
2001 Ross Avenue
Dallas, Texas 75201-2980
Attention: Don McDermett
Facsimile: 214-661-4854
Telephone: 214-953-6454
If to Seller to:
Tekelec
5200 Paramount Parkway
Morrisville, NC 27560
Attn: Legal Department
Facsimile: 919-461-6886
Telephone: 919-466-3193
with a copy to:
Bryan Cave LLP
120 Broadway, Suite 300
Santa Monica, CA 90401
Attn: Katherine F. Ashton
Facsimile: 310-576-2200
Telephone: 310-576-2100

All such notices, requests, demands waivers and communications shall be deemed received upon (i) actual receipt thereof by the addressee, (ii) actual delivery thereof to the appropriate address or (iii) in the case of facsimile transmission, upon transmission thereof by the sender and issuance by the transmitting machine of a confirmation slip that the number of pages constituting the notice have been transmitted without error.
     Section 12.4 Severability. Should any provision of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any of the other provisions of this Agreement, which remaining provisions shall remain in full force and effect and the application of such invalid or unenforceable provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and enforced to the fullest extent permitted by law.
     Section 12.5 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, including by operation of law, by any party hereto without the prior written consent of the other party hereto.
     Section 12.6 No Third-Party Beneficiaries. This Agreement is solely for the benefit of Seller, and its successors and permitted assigns, with respect to the obligations of Buyer under this Agreement, and for the benefit of Buyer, and its respective successors and permitted assigns, with respect to the obligations of Seller, under this Agreement, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right, except for the parties entitled to the benefits of and Sections 11.2 and 11.3.
     Section 12.7 Interpretation.
          (a) The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.
          (b) The parties have participated substantially in the negotiation and drafting of this Agreement and agree that no ambiguity herein should be construed against the draftsman.
          (c) Each time that this Agreement provides that one party must obtain the consent of the other, such consent may not be unreasonably withheld, delayed or conditioned, unless otherwise specified. As used in this Agreement and the other Transaction Documents, accounting terms not otherwise defined, or only partially defined, shall have the meanings given to them under GAAP. To the extent that the definitions of accounting terms in the Transaction Documents are inconsistent with the meanings of such terms under GAAP, the definitions contained in the Transaction Documents shall control.
     Section 12.8 Jurisdiction and Consent to Service. Seller agrees: (a) to bring any suit, action or proceeding arising out of or relating to this Agreement solely in the state or Federal courts having competent jurisdiction within Collin County in the State of Texas or the United States District Court in the Northern District of Texas; (b) consents to the exclusive jurisdiction of each such court in any such suit, action or proceeding relating to or arising out of this Agreement; (c) waives any objection which it may have to the laying of venue in any such suit, action or proceeding in any such court; and (d) agrees that service of any court paper may be made in such manner as may be provided under applicable laws or court rules governing service of process. Buyer agrees: (1) to bring any suit, action or proceeding arising out of or relating to this Agreement solely in the state or Federal courts having competent jurisdiction within Wake County in the State of North Carolina or the United States District Court in the Middle District of North Carolina; (2) consents to the exclusive jurisdiction of each such court in any such suit, action or proceeding relating to or arising out of this Agreement; (3) waives any objection which it may have to the laying of venue in any such suit, action or proceeding in any such court; and (4) agrees that service of any court paper may be made in such manner as may be provided under applicable laws or court rules governing service of process.
     Section 12.9 Attorneys’ Fees. In the event that litigation arises in connection with enforcement of any provision of this Agreement, the prevailing party in such litigation shall be entitled to recover its reasonable attorneys’ fees and expenses, in addition to any other relief to which it may be deemed entitled.
     Section 12.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.
     Section 12.11 Specific Performance. The parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the parties agree that, in addition to any other remedies, each shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.
     Section 12.12 Entire Agreement. This Agreement, the Confidentiality Agreement, the Schedules, the Disclosure Schedules, the Transition Services Agreement, the License Agreement, the Investors’ Rights Agreement, the Escrow Agreement, the Co-Sale Agreement, and the other agreements and documents referred to herein or delivered pursuant hereto which form a part hereof constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof.
     Section 12.13 Amendment, Modification and Waiver. This Agreement may be amended, modified or supplemented at any time by written agreement of Seller and Buyer. Any failure of Seller or Buyer to comply with any term or provision of this Agreement may be waived, with respect to the Buyer, on the one hand, by Seller, and with respect to Seller, on the other hand, by Buyer, by an instrument in writing signed by or on behalf of the appropriate party, but such waiver of failure to insist upon strict compliance with such term or provision shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply.
     Section 12.14 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but which together shall constitute one and the same agreement.
* * * * * * * *
(signatures appear on next page)

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

Seller:	TEKELEC

	By:	/s/ Franco Plastina

Name: Franco Plastina
Title: President and Chief Executive Officer

Buyer:	GENBAND Inc.

	By:	/s/ Charles Vogt

Name: Charles Vogt
Title: President and Chief Executive Officer

AMENDMENT NO. 1 TO ACQUISITION AGREEMENT
     THIS AMENDMENT NO. 1 TO ACQUISITION AGREEMENT (this “Amendment”) is entered into as of April 21, 2007 (the “Amendment Date”) by and between Tekelec, a California corporation (“Seller”), and GENBAND Inc., a Delaware corporation (“Buyer”), in order to amend that certain Acquisition Agreement dated as of March 20, 2007 (the “Agreement Date”) between Seller and Buyer (the “Agreement”). Unless otherwise defined herein, each capitalized term used in this Amendment shall have the same meaning assigned to that term in the Agreement.
RECITAL
     WHEREAS, Seller and Buyer desire to amend the Agreement as set forth herein.
AGREEMENT
     NOW, THEREFORE, in consideration of the recital and the mutual covenants and agreements hereinafter expressed, the parties hereto hereby agree as follows:
     1. Ownership of China Subsidiary as of Agreement Date. Seller hereby represents, warrants and confirms to Buyer that, contrary to the information set forth in the Agreement and in the Seller Schedules and Seller Disclosure Schedule delivered by Seller to Buyer on the Agreement Date, as of the Agreement Date, Seller (and not Santera) owned (and currently owns) all of the outstanding equity interest in Shanghai Tekelec Communication Co., Ltd. (the “China Subsidiary”).
     2. Transfer of Equity Interest in China Subsidiary. Seller hereby agrees to take such actions and execute such documents as are necessary to transfer to Santera all of Seller’s equity interest in the China Subsidiary (the “Equity Interest”). Seller agrees that the Equity Interest is a Purchased Asset. To the extent that the transfer has not been completed prior to the Closing, then following the Closing, (i) Seller shall, with the cooperation of Buyer and Santera, take such actions and execute such documents as are necessary or appropriate to complete the transfer of the Equity Interest to Santera and (ii) Buyer shall cooperate, and shall cause Santera to cooperate, with Seller to complete such transfer. Without limiting the generality of the foregoing, Seller agrees to cooperate with Buyer, and Buyer agrees to cooperate with Seller, in making and/or causing Santera and the China Subsidiary to make such governmental filings as may be required to be made in China in connection with the foregoing, including without limitation filings with the Zhangjiang Hi-Tech Park Division of Shanghai Municipal Administration for Industry and Commerce, Pudong Sub-branch. To the extent that filings, registrations and other actions may be required after the transfer has been effected in order to complete the documentation and registration of the transfer, such matters shall continue to be subject to the terms of this Section 2, notwithstanding the fact that the transfer itself has become effective. All third party costs, filing fees and other expenses payable to government entities or other third parties to complete the transfer of the Equity Interest to Santera shall be borne by Seller. Seller agrees to use Reasonable Efforts to obtain the landlord’s consent to the transfer if such consent is required under the two real estate leases for office space used by the China Subsidiary listed on Schedule 5.10(a)(4) as a result of the transfer of the Equity Interest to Santera.

     3. Conduct of Business of China Subsidiary after Closing. Following the Closing and until such time as Seller’s transfer of the Equity Interest to Santera has been completed and is duly registered under applicable Law, Buyer and Santera agree that (i) Seller shall hold legal title to the Equity Interest in trust for Santera and Santera shall be deemed the sole beneficial owner of the Equity Interest, (ii) Seller shall manage and oversee the business, conduct, operations, management and funding of the China Subsidiary upon the direction and for the benefit of Buyer and Santera, and (iii) Buyer shall be entitled to designate the officers of the China Subsidiary and, as soon as possible following the Closing and in any event upon the effectiveness of the transfer of the Equity Interest to Santera, Buyer shall be entitled to designate the legal representative and all directors of the China Subsidiary. Without limiting the generality of the foregoing, from and after the Closing, Buyer and Santera shall have the sole authority to direct the transfer and uses of all funds which, as of the Closing, are held in the bank accounts identified on Schedule 2.3(b) to the Agreement, which Seller represents and warrants will be at least US$1,000,000 at the Closing; provided, however, that in order to comply with the provisions of Section 4.2 of the Agreement regarding settlement of intercompany amounts, Buyer and Santera shall cause the Chinese Subsidiary to make payments aggregating RMB5,120,000 for the equipment ( “Equipment Purchase Price”) it purchased from Seller and/or its Affiliates prior to the Closing, and, provided further, Seller shall pay the Chinese Subsidiary the services fee under that certain research and development agreement between Seller and the Chinese Subsidiary in US Dollar equivalent of RMB5,120,000 within ten (10) working days after receiving the Equipment Purchase Price from the Chinese Subsidiary. Buyer and Seller further agree that, from and after the Closing and subject to the terms and conditions of this Amendment and the Agreement, Buyer shall be (i) responsible for all liabilities and obligations, including tax liabilities and obligations, of the China Subsidiary, and (ii) entitled to all benefits owned by, resulting from or associated with the China Subsidiary, its assets and operations.
     4. Consideration for the Transfer of the Equity Interest. Seller and Buyer hereby expressly acknowledge and agree that neither Buyer nor Santera shall be required to pay any additional consideration for the transfer of the Equity Interest as contemplated by this Amendment, and that, whether such transfer becomes effective prior to or after Closing, the consideration paid by Buyer to Seller under the Agreement pursuant to Section 3.1 thereof will include consideration for Seller’s transfer of the Equity Interest to Santera and Buyer’s related acquisition of the indirect beneficial ownership of the China Subsidiary.
     5. Identification and Ownership of the China Subsidiary. Seller and Buyer agree and confirm all references in the Seller Schedules and the Seller Disclosure Schedule delivered by Seller to Buyer on the Agreement Date to “Shanghai Tekelec Communication Technology Co., Ltd.”, “Shanghai Tekelec Communication”, and “Tekelec Shanghai Development Co., Ltd.” shall be deemed to be references to the China Subsidiary as identified herein. Buyer further acknowledges that the updated Seller Schedules and the Seller Disclosure Schedule to be delivered by Seller to Buyer prior to Closing pursuant to Section 8.12(a) of the Agreement shall reflect that, as of the Agreement Date (and, to the extent the transfer of the Equity Interest has not been completed prior to the Closing Date, as of the Closing Date), the China Subsidiary is a subsidiary of Seller and not of Santera. The parties further agree that such updated information shall be deemed to modify, as of the Agreement Date and, as applicable, as of the Closing Date, the representations, warranties and other provisions of the Agreement which pertain to the China Subsidiary.

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     6. Closing. Buyer and Seller agree that Section 3.2 of the Agreement is hereby amended in its entirety to read as follows:
     “Section 3.2 Closing. The Closing of the transactions contemplated by the Agreement (the “Closing”) shall take place at the offices of Baker Botts L.L.P., 2001 Ross Avenue, Dallas, Texas 75201-2980, at 8:00 a.m., local time, on April 21, 2007 or, if the conditions to the Closing are not then satisfied, on such other date as the parties may agree after the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby, which date shall be no later than the third day after the satisfaction or waiver of such conditions. The date of the Closing is sometimes referred to herein as the “Closing Date.” All wire transfers related to the Closing shall be sent on April 23, 2007 but shall be deemed to have been received on the Closing Date.
     7. Certain Employees Outside of the United States. Notwithstanding any provision in the Agreement to the contrary, from and after the Closing, Seller and Buyer shall cooperate in effecting the transfer from Seller (or its Affiliates) to Buyer (or its Affiliates) of Business Employees identified on Attachment A (the “Designated Employees”). Seller and Buyer hereby acknowledge and agree that following the Closing and for a period of up to 120 calendar days thereafter, Seller (or its Affiliates) will continue to employ the Designated Employees; provided however, that Seller is making no representation to Buyer that such Designated Employees will not voluntarily terminate such employment; and, provided further, that Seller shall not be obligated to continue to employ any Designated Employee who does not comply with Seller’s (or its Affiliates’) employment policies and practices. Buyer shall be responsible for and direct the activities of the Designated Employees during such post-Closing period, and Buyer shall from and after the Closing proceed diligently to arrange for the transfer of such Designated Employees to the employment of Buyer (or an Affiliate) as soon as possible following the Closing and in any event prior to the end of such 120-day period. Seller will submit to Buyer monthly written invoices for the compensation, benefits and expenses of the Designated Employees which are paid by or on behalf of Seller (or its Affiliates) during the post-Closing period, and Buyer will pay and reimburse Seller for the same promptly and in any event within 30 days following receipt of any such invoices. Without Buyer’s written consent, Seller shall not increase the compensation or benefits of any Designated Employees except for increases granted in the ordinary course of business in accordance with customary practices (including as part of normal performance reviews) or as required by a pre-existing commitment.
     8. Brazil Contracts. Tekelec do Brasil Ltda., a wholly-owned subsidiary of Seller (“Tekelec Brazil”), is a party to a Software License Agreement with Seller and a Software License Agreement with NEC do Brasil (collectively, the “TTLs”). The TTLs are Transferred Contracts and included in the Purchased Assets, but will not be assigned to Buyer until Buyer has created a subsidiary in Brazil (the “GB Brazil Sub”). Buyer shall promptly cause the GB Brazil Sub to be formed and able to receive the TTLs as the assignee, which shall be completed no later than 60 days after the Closing Date. Upon written notice from Buyer, Seller shall cause Tekelec Brazil to assign

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the TTLs to the GB Brazil Sub and Buyer shall cause GB Brazil Sub to assume all obligations and liabilities under the TTLs. Prior to such assignment, Buyer and Seller agree that (i) Seller shall hold its interest in the TTLs in trust for Buyer and Buyer shall be deemed the sole beneficial owner of Tekelec Brazil’s interest in the TTLs for the earlier of 60 days after the Closing Date or the date the TTLs are assigned to GB Brazil Sub, and (ii) Seller shall cause Tekelec Brazil to manage the contract administration aspects of the TTLs for the benefit of Buyer, provided, however, Buyer shall be solely responsible for all liabilities and obligations of the TTLs (including but not limited to the payment in advance of any import duties, taxes or other fees Buyer needs Tekelec Brazil to pay on its behalf), and entitled to all benefits resulting from or associated with the TTLs. Buyer shall reimburse Seller for its reasonable out of pocket expenses incurred in connection with Tekelec Brazil’s administration of the TTLs on Buyer’s behalf.
     9. Indemnification. In consideration of the covenants of Seller as set forth herein and for other good and valuable consideration, Buyer agrees that from and after the Closing, Buyer shall indemnify and hold harmless any and all Seller Indemnitees from and against any and all Damages asserted against or incurred by any Seller Indemnitee, and pay to the applicable Seller Indemnitee the amount of all Damages, whether or not involving a third party claim, resulting from or arising out of: (i) the business, conduct, operations, management and funding of the China Subsidiary following the Closing not caused by Seller’s breach of this Amendment; (ii) the performance of services or other activities of the Designated Employees following the Closing; (iii) any failure by Buyer to comply with the Investors’ Rights Agreement among Buyer and certain of its shareholders in connection with its October 2006 private offering of its Series C Stock; and (iv) the TTLs. Any indemnification claims shall be subject to the procedures set forth in Article 11 of the Agreement.
     10. Oracle End User Licenses. Buyer and Seller agree that in view of the fact that Seller will, in the performance of the Transition Services Agreement, be required to use certain Oracle end user licenses that are required to be transferred to Buyer under the Agreement, Seller shall not be required to effect the transfers of such licenses until such time after the Closing as Seller’s performance of the related services under the Transition Services Agreement has been completed.
     11. Microsoft Licenses. Buyer and Seller agree that promptly following the Closing, Seller and Buyer will work together to identify the Microsoft end user licenses that are required to be transferred to Buyer under the Agreement. Following completion of the identification process, Seller agrees to use Reasonable Efforts to effect the transfers of the identified Microsoft licenses from Seller to Buyer. From and after Closing, Buyer agrees to cooperate with Seller to assist Seller in completing the license identification and transfers contemplated by this Section 11.
     12. Seller Flexible Benefits Plan. Further to Section 8.8(e) of the Agreement, Buyer and Seller agree that, at the Closing and with respect to Seller’s Flexible Benefits Plan and the Employees, Seller shall transfer $21,649.86 to Buyer, which represents the aggregate net amount of the excess contributions received by Seller as of April 17, 2007 over the disbursements made as of April 17, 2007 with respect to the Employees. For each Employee in a “deficit” position as of April 17, 2007 (because their claims paid to date in 2007 exceed their contributions as of the April 17, 2007 “cut-off” date) and who continues to be in a deficit position at the end of the 2007 calendar

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year, Seller will reimburse Buyer the amount of the account deficit for each such Employee, but only to the extent that the deficit existed on April 17, 2007. This reimbursement for deficit accounts will be paid no later than January 31, 2008. The wire transfer instructions for Seller’s payment to Buyer of monies on the Closing Date pursuant to this Section 12 are set forth on Attachment B hereto.
     13. Unaudited Closing Balance Sheet and Audit Assistance.
          (a) Buyer and Seller agree that, during the 45-day period following the Closing and for each party’s use for internal accounting and other purposes, they shall cooperate with each other and use Reasonable Efforts to produce and agree upon an unaudited balance sheet, as of the Closing Date, for that portion of the Business being acquired by Buyer under the Agreement (the “Closing Balance Sheet”). Without limiting the generality of the foregoing, each party will share with the other party such records and information as may reasonably be required by the other party in connection with the preparation of the balance sheet. The Closing Balance Sheet shall be prepared in accordance with GAAP, applied on a basis consistent with the Most Recent Balance Sheet.
          (b) In the event Buyer’s auditors audit Buyer’s financial statements, Seller agrees to reasonably cooperate (at no cost to Seller) with Buyer’s auditor in the conduct of such audit. Seller shall provide to Buyer (at Buyer’s expense) copies of, or shall provide Buyer access to, such factual information as may be reasonably requested by Buyer in the possession or control of Seller to enable Buyer’s auditor to conduct an audit of that portion of the Business being acquired by Buyer in connection with such audit. Notwithstanding the foregoing, the foregoing obligations of Seller shall be limited to providing such information or documentation as may be in the possession of, or reasonably obtainable by, Seller or its accountants, at no cost to Seller, and in the format that Seller has maintained such information, and that relates solely to that portion of the Business being acquired by Buyer prior to the Closing.
     14. Allocation of Purchase Price. Buyer and Seller agree that, during the 45-day period following the Closing, they shall cooperate with each other and shall use Reasonable Efforts to mutually agree upon the Purchase Price Allocation as of the Closing Date. The parties further agree that, in any event, the Purchase Price Allocation shall require each party to allocate all of the Cash Consideration to the Taqua Share.
     15. Letter of Credit. The parties acknowledge and agree that, at the Closing and pursuant to the Plano Lease Assignment, Seller shall assign to Buyer, and Buyer shall assume from Seller, all of Seller’s rights and obligations as tenant under that certain Industrial Lease Agreement dated April 18, 2000 between Industrial Property Fund V, LP (the “3605 Landlord”) and Seller, as amended by that certain (a) First Amendment to Industrial Lease Agreement dated June 15, 2000, (b) Second Amendment to Industrial Lease Agreement dated effective as of August 21, 2000 and (c) Third Amendment to Industrial Lease Agreement dated effective as of January 1, 2004 (as amended, the “3605 Lease Agreement”). In connection with such assignment and assumption of the 3605 Lease Agreement, Buyer and Seller agree that, within 30 days following the Closing, Buyer shall be required, at its expense, to obtain and provide an irrevocable letter of credit (the “Letter of Credit”) naming Seller as the beneficiary, in the amount of US$1,000,000, issued by a U.S.

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commercial bank which is reasonably acceptable to Seller. The Letter of Credit shall remain outstanding until January 1, 2014, and shall secure Buyer’s performance under the 3605 Lease Agreement and the Plano Lease Assignment. Seller shall be entitled to draw, after providing 15 days prior written notice to Buyer, upon amounts outstanding under the Letter of Credit at any time Seller is obligated to make a payment to the 3605 Landlord in the event Buyer fails to fulfill any obligation under the 3605 Lease Agreement or the Plano Lease Assignment. In such event, Seller shall be able to draw an amount equal to such claim and such draw shall be deemed to be a payment to Seller by Buyer under Section 11.3(c) of the Agreement. If Seller draws down amounts under the Letter of Credit for a claim and it is later determined that all or a portion of such amount was ultimately not owed to the 3605 Landlord, Buyer shall be entitled to any reimbursements related to such overpayment. Additionally, Seller shall be entitled to draw the entire amount then outstanding under the Letter of Credit in the event Buyer either (i) enters into any sublease with respect to the premises subject to the 3605 Lease Agreement without Seller’s prior written consent to such sublease (which consent cannot be unreasonably withheld), or (ii) enters into any amendment of the 3605 Lease Agreement or the Plano Lease Assignment that increases the rent payable under, or extends the term of, the 3605 Lease Agreement without Seller’s prior written consent to such amendment (which consent may be withheld by Seller in its sole discretion). If requested by Seller, Buyer agrees to provide a substitute letter of credit to the 3605 Landlord in the amount of at least $1,000,000, securing Buyer’s obligations under the 3605 Lease Agreement and the Plano Lease Assignment for the benefit of the 3605 Landlord. Upon Seller being fully released from the 3605 Lease Agreement, Buyer may terminate the Letter of Credit.
     16. Certain Transitional Arrangements. Buyer agrees that to the extent certain employees of Seller are, as of the Closing Date, employed in the facilities of the Business located in Plano, Texas, such persons may continue to work in those locations, at no rental charge to Seller, for up to 90 days following the Closing. Seller agrees that to the extent that lab gear for Taqua Products is, as of the Closing Date, located on the leased premises of Seller in Hyannis, Massachusetts, Buyer shall have up to 30 days following the Closing to remove the lab gear, at Buyer’s expense, from such location. Buyer shall have up to 120 days following the Closing to remove any Purchased Assets at Suite 100, 3601 East Plano Parkway not located in the space covered by the Plano Sublease Assignment.
     17. Certain Commission Payments. Concerning the payment of sales commissions owed to Employees with respect to orders placed with the Business during 2007 but prior to the Closing Date, Seller and Buyer agree that such sales commissions shall be paid in accordance with Attachment C hereto. As provided on Attachment C, at the Closing, Buyer and Seller shall agree upon a schedule of all orders received during the first quarter of 2007 and all orders received during the second quarter of 2007 (prior to the Closing) for which commission payments will remain outstanding as of the Closing. Such schedule shall reflect the cash collection status for each order and the related determination of commission payment obligations between Buyer and Seller as determined in accordance with Attachment C.
     18. Contract Bonds. Buyer has agreed to assume at the Closing, as an Assumed Liability, the obligations of Seller that are evidenced by the three Contract Bonds listed in Schedule 2.5(a) of the Updated Schedules to the Acquisition Agreement (the “Contract Bonds”).

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Notwithstanding such obligation, Buyer has advised Seller that, as of the Closing Date, Buyer will not yet have procured substitute contract bonds to replace the Contract Bonds. Buyer agrees that, within 15 days following the Closing Date, Buyer shall procure substitute contract bonds that will fully replace and result in the full cancellation of the Contract Bonds.
     19. Sublease Excess Rent. Seller shall promptly reimburse Buyer for that portion of the additional rent paid by Buyer to Seller in accordance with Section 11.3 of the Plano Sublease Assignment, but only to the extent that Seller is not required to pay such additional rent to the Master Lessor (as defined in the Plano Sublease Assignment) under the Master Lease (as defined in the Plano Sublease Assignment).
     20. Payment for Personal Property. Seller hereby grants Buyer the right to use the certain furniture, equipment (including modular work stations and cubicles) and other personal property (collectively, the “Personal Property”) owned by Seller and located at Suite 100, 3601 East Plano Parkway during the term of the Plano Sublease Assignment, provided, however, that Buyer’s right to use the Personal Property shall cease in the event that the Plano Sublease Assignment is terminated for any reason, including as a result of Buyer’s default thereunder. Buyer shall make quarterly payments in the amount of $49,875 for the use of such assets on the first business day of each calendar quarter during the term of the Plano Sublease Assignment (each such payment a “Rental Payment”). Notwithstanding the foregoing, the first Rental Payment, due July 1, 2007, will be prorated to reflect the number of days the Plano Sublease Assignment was in effect during the quarter then ended. In the event of a failure to make a Rental Payment within 30 days of the due date, aside from all remedies under law available to Seller, such failure shall also constitute a default by Buyer under the Plano Sublease Assignment.
     21. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.
     22. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed to be an original, but which together shall constitute one and the same agreement.
     23. Further Assurances. Prior to and after the Closing, the parties shall execute and deliver all documents, provide all information and take or refrain from taking all actions as may be necessary or appropriate to achieve the purposes of this Amendment.
     24. Miscellaneous. This Amendment, together with the Agreement and the other agreements referred to in Section 12.12 thereof, constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto. In the event of any conflict between any provision of this Amendment and any provision of the Agreement, the terms of this Amendment shall prevail. Except to the extent modified herein, the terms and provisions of the Agreement shall remain in full force and effect from and after the Amendment Date.

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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on the date first above written.

Seller:	TEKELEC

	By:	/s/ William H. Everett

Name: William H. Everett
Title: Executive Vice President and Chief Financial Officer

Buyer:	GENBAND Inc.

	By:	/s/ Jan Gaulding

Name: Jan Gaulding
Title: Chief Financial Officer and Secretary